EXHIBIT 10.2

EXECUTION VERSION

LIMITED LIABILITY COMPANY AGREEMENT
of
Rhapsody America LLC
dated as of August 20, 2007,
among
RealNetworks, Inc.,
RealNetworks Digital Music of California, Inc.,
Viacom International Inc.
and
DMS Holdco Inc.

TABLE OF CONTENTS

		Page
ARTICLE I

Definitions and Usage
SECTION 1.01.	Definitions	2
SECTION 1.02.	Terms and Usage Generally	16

ARTICLE II

The Company

SECTION 2.01.	Effectiveness of this Agreement	16
SECTION 2.02.	Formation and Qualification	16
SECTION 2.03.	Name	17
SECTION 2.04.	Term	17
SECTION 2.05.	Registered Agent and Registered Office	17
SECTION 2.06.	Purposes	17
SECTION 2.07.	Principal Office and Place of Business	17
SECTION 2.08.	Service Exclusivity	18
SECTION 2.09.	Annual Media Plan	18

ARTICLE III

Members

SECTION 3.01.	Admission of Members	18
SECTION 3.02.	Substitute Members and Additional Members	18
SECTION 3.03.	Powers of Members	19
SECTION 3.04.	Parent Guarantee	19

ARTICLE IV

Contributions and Purchases

SECTION 4.01.	Initial Contributions and Purchases	19
SECTION 4.02.	Additional Commitments	20
SECTION 4.03.	Reduction of Additional Commitments	20
SECTION 4.04.	Contribution Drawdown	20
SECTION 4.05.	Contribution Default	21

- i -

- ii -

		Page
ARTICLE IX

Management of the Company

SECTION 9.01.	Joint Committee	29
SECTION 9.02.	Joint Committee Meetings	30
SECTION 9.03.	Unanimous Approval	31
SECTION 9.04.	Contract Party Approval	33
SECTION 9.05.	Business Plans	34
SECTION 9.06.	Budgets	34
SECTION 9.07.	Failure to Approve the Annual Operating Budget	35
SECTION 9.08.	Impasse	37
SECTION 9.09.	Officers	38

ARTICLE X

Transfers of Interests

SECTION 10.01.	Restrictions on Transfers	40
SECTION 10.02.	Permitted Transfers	41
SECTION 10.03.	Put/Call Right	42
SECTION 10.04.	Tag-Along Right	47
SECTION 10.05.	Drag-Along Right/Right of First Refusal	48

ARTICLE XI

Limitation on Liability, Exculpation

SECTION 11.01.	Limitation on Liability	50
SECTION 11.02.	Exculpation of Covered Persons	50
SECTION 11.03.	Renunciation of Corporate Opportunities	51
SECTION 11.04.	Indemnification	52

ARTICLE XII

Defaults; Withdrawal; Bankruptcy of a Member

SECTION 12.01.	Events of Default	53
SECTION 12.02.	Events of Withdrawal	53

- iii -

		Page
ARTICLE XIII

Dissolution and Termination

SECTION 13.01.	Dissolution	53
SECTION 13.02.	Winding Up of the Company	54
SECTION 13.03.	Distribution of Property	55
SECTION 13.04.	Claims of Members	55
SECTION 13.05.	Termination	55

ARTICLE XIV

Miscellaneous

SECTION 14.01.	Notices	55
SECTION 14.02.	No Third Party Beneficiaries	56
SECTION 14.03.	Waiver	56
SECTION 14.04.	Integration	56
SECTION 14.05.	Headings	56
SECTION 14.06.	Counterparts	56
SECTION 14.07.	Severability	56
SECTION 14.08.	Amendments and Modifications	57
SECTION 14.09.	Applicable Law	57
SECTION 14.10.	Dispute Resolution	57
SECTION 14.11.	Waiver of Jury Trial	57
SECTION 14.12.	Confidentiality	57
SECTION 14.13.	Publicity	58
SECTION 14.14.	Absence of Presumption	58
SECTION 14.15.	Expenses	58

Schedules
Schedule 1 — Initial Cash Contributions
Schedule 2 — Initial Business Plan
Schedule 3 — (Reserved)
Schedule 4 — Members, Interests and Participation Percentages
Schedule 5 — Initial Member Representatives
Schedule 6 — Initial Executive Officers
Schedule 7 — Notices
Schedule 8 — MTVN Preferred Return Portion Examples
Schedule 9 — Dispute Resolution

Exhibits
Exhibit A — Form of Adoption Agreement
Exhibit B — Form of Capital Loan Promissory Note
Exhibit C — Form of Budget Loan Promissory Note
Exhibit D — MTVN Note

- iv -

     LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of Rhapsody America LLC, a Delaware limited liability company (the “Company”) dated as of August 20, 2007, among RealNetworks, Inc., a Washington corporation (“RN Parent”), RealNetworks Digital Music of California, Inc., a California corporation (“RN Sub”), Viacom International Inc., a Delaware corporation (“MTVN Parent”), on behalf of its MTV Networks Division (“MTVN”), and DMS Holdco Inc., a Delaware corporation (“MTVN Sub” and together with RN Sub, the “Initial Members”).
Preliminary Statement
          WHEREAS, RN Sub is a wholly owned subsidiary of RN Parent and MTVN Sub is a wholly owned subsidiary of MTVN Parent;
          WHEREAS, RN Parent formed the Company as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. §§18-101 et seq. (the “Delaware Act”) by filing a Certificate of Formation of the Company with the office of the Secretary of State of the State of Delaware on August 16, 2007 as the vehicle for the joint venture described in this Agreement;
          WHEREAS, RN Parent, RN Sub, MTVN Parent, MTVN Sub and the Company are parties to the Transaction, Contribution and Purchase Agreement, dated as of the date hereof, (the “Transaction, Contribution and Purchase Agreement”) to effect the transfer and contribution of certain assets to the Company and to establish certain other terms and conditions of the launch of the joint venture;
          WHEREAS, RN Parent and the Company have entered into an Audio Music Service Brand and Content License and Distribution Agreement (the “RN Brand and Content Agreement”), dated as of the date hereof, pursuant to which, on the date hereof, RN Parent shall license certain content, programming and branding to the Company in support of the operation and promotion of the joint venture;
          WHEREAS, MTVN Parent and the Company have entered into an Audio Music Service Brand and Content License, Distribution and Advertising Agreement (the “MTVN Brand and Content Agreement”), dated as of the date hereof, pursuant to which, on the date hereof, MTVN Parent shall license certain content, programming and branding and sell advertising and marketing to the Company in support of the operation and promotion the joint venture;
          WHEREAS, MTVN Parent and the Company have entered into an URGE Brand and Content License Agreement (the “URGE Brand and Content Agreement”), dated as of the date hereof, pursuant to which, on the date hereof, MTVN Parent shall license certain content, programming and branding to the Company in support of the operation and promotion the joint venture;

          WHEREAS, RN Parent and the Company have entered into a RN-Venture License and Services Agreement (the “RN License and Services Agreement”), dated as of the date hereof, pursuant to which, on the date hereof, RN Parent shall provide certain technology licenses and services to the Company in support of the operation of the Company;
          WHEREAS, RN Parent, MTVN Parent and the Company have entered into a Rhapsody Web Services Agreement (the “Web Services Agreement”), dated as of the date hereof, pursuant to which, on the date hereof, RN Parent, MTVN Parent and the Company shall use certain services to power certain digital audio music services;
          WHEREAS, MTVN Parent and the Company have entered into a Viacom-Venture Services Agreement (the “Viacom Services Agreement”), dated as of the date hereof, pursuant to which, on the date hereof, MTVN Parent shall provide certain services to the Company;
          WHEREAS, RN Parent and MTVN Parent have entered into a Stockholder Agreement (the “Stockholder Agreement”), dated as of the date hereof, pursuant to which, upon the occurrence of certain conditions specified therein, certain terms and conditions concerning registration, access to information rights and standstill and transfer restrictions relating to equity securities of RN Parent beneficially owned by MTVN Parent and certain other matters shall become effective; and
          WHEREAS, RN Parent, RN Sub, MTVN Parent and MTVN Sub desire to enter into this Agreement to set forth certain agreements relating to the ownership, management and operation of the Company;
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
Definitions and Usage
          SECTION 1.01. Definitions. (a) The following terms shall have the meanings set forth below for purposes of this Agreement:
          “Additional Venture Services” has the meaning assigned in the MTVN Brand and Content Agreement.
          “Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of Interests to such Person.
          “Adjusted RN Parent Enterprise Value” means, at any date, the RN Parent Enterprise Value at such date, adjusted to reflect any non-operating liabilities and assets of RN Parent (on a consolidated basis), including pending lawsuits, underfunded pension liabilities, minority interests and pending asset sales or acquisitions and any Indebtedness but only the pro rata portion of the Indebtedness of RN Parent’s majority or minority-owned subsidiaries based on RN Parent’s percentage ownership of such subsidiaries and any cash and Cash Equivalents but only the pro rata portion of the cash and Cash Equivalents of RN Parent’s majority or minority-owned subsidiaries based on RN Parent’s percentage ownership of such subsidiaries.
          “Adoption Agreement” means an agreement, substantially in the form of Exhibit A, confirming the agreement of a Person to be bound by the terms and provisions of this Agreement.
          “Affiliate” of any specified Person means any other Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such specified Person; provided, that the Company and its subsidiaries shall not be deemed to be an Affiliate of any Member or Parent, and provided, further, that “Affiliate”, when used with respect to MTVN Sub or MTVN Parent or any of their Affiliates, shall only mean Viacom Inc., a Delaware corporation, and any direct or indirect subsidiaries of Viacom Inc. and shall not include any direct or indirect stockholder of Viacom Inc. or any of their Affiliates other than Viacom Inc. and any direct or indirect subsidiaries of Viacom Inc.
          “Aggregate Loan Cap” means $[ * ].
          “Annual Media Plan” has the meaning assigned in the MTVN Brand and Content Agreement.
          “B2C Audio Music Service” has the meaning assigned in the MTVN Brand and Content Agreement.
          “Bankruptcy” of a Person means the occurrence of an event where such Person (i) admits in writing its inability to pay its debts as they become due, fails to satisfy any enforceable, final and material judgment against it, or otherwise ceases operations of its business in the ordinary course, (ii) is adjudicated bankrupt or becomes insolvent, (iii) winds up or liquidates its business voluntarily or otherwise, (iv) applies for, consents to or suffers the appointment of, or the taking of possession of by, a receiver, custodian, assignee, trustee, liquidator or similar fiduciary of itself or of all or any substantial portion of its assets, (v) makes a general assignment for the benefit of creditors other than in the ordinary course of financing its ongoing operations, (vi) commences a voluntary case under any state bankruptcy law or the Bankruptcy Code, (vii) files a petition seeking to take advantage of any other law providing for the relief of debtors, (viii) acquiesces to, or fails to have dismissed, within 30 days, any petition filed against it in any involuntary case pursuant to such bankruptcy laws and/or (ix) takes any action for the purpose of effecting any of the foregoing. This definition of “Bankruptcy” is intended to replace the bankruptcy-related events set forth in Sections 18-304 of the Delaware Act.
          “Bankruptcy Code” means the United States Bankruptcy Code of 1978.

[ * ] designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          “Beneficial Owner” and “Beneficial Ownership” and words of similar import have the meaning assigned to such terms in Rule 13d-3 and Rule 13d-5 promulgated under the Exchange Act and a Person’s Beneficial Ownership of securities shall be calculated in accordance with the provisions of such Rules.
          “Budget Loan Interest Rate” as of any date of determination means an interest rate that is no greater than the lowest rate of any Member’s Parent, as evidenced by each Parent’s then current revolving credit facility, or if no Parent has a revolving credit facility in place, then the Three-Month LIBOR as of such date of determination.
          “Business” means the creation and management of the (i) B2C Audio Music Service, (ii) Additional Venture Services and (iii) the services provided by the Company to MTVN Parent pursuant to the Web Services Agreement..
          “Business Day” means any day other than a Saturday, a Sunday or a U.S. Federal holiday.
          “Capital Expenditures” means for any period, with respect to the Company, the aggregate of all expenditures during such period to the extent appropriately capitalized in accordance with GAAP, including those for the acquisition or leasing (pursuant to a Capital Lease Obligation) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period).
          “Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on the Company’s balance sheet in accordance with GAAP.
          “Capital Loan Interest Rate” as of any date of determination means an interest rate that is no greater than the lowest rate of any Member’s Parent, as evidenced by each Parent’s then current revolving credit facility, or if no Parent has a revolving credit facility in place, then the Three-Month LIBOR as of such date of determination.
          “Carry-Over Budget Ratio” as of any date of determination means the lesser of (x) [ * ]% and (y) the ratio of the actual Revenue of the Company for the most recently completed Fiscal Year as set forth in the audited financial statements of the Company over the projected Revenue for such Fiscal Year as set forth in the Company’s most recently approved Business Plan.
          “Cash Equivalents” means cash equivalents and short-term investments as defined under GAAP and long-term investments in liquid marketable securities with maturities of five years or less purchased and held for cash management purposes.
          “Change of Control” with respect to RN Parent means (i) any Person or Group (other than Robert Glaser), at any point in time, acquiring, having acquired or

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

otherwise having Beneficial Ownership of more than the greater of (A) 35% of the Voting Stock of RN Parent or any resulting parent company of RN Parent and (B) one share more than the number of shares of Voting Stock of RN Parent or any resulting parent company of RN Parent then Beneficially Owned by Robert Glaser, or (ii) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of RN Parent) or businesses that, taken together with all dividends paid by RN Parent during the period beginning 12 months prior to the earliest of such transaction and ending on the date of the latest of such transaction, represent 60% or more of the revenues, net income or assets, calculated as if any such dividends had not been paid, of RN Parent and its subsidiaries, taken as a whole, or (iii) any direct or indirect acquisition or purchase or otherwise having Beneficial Ownership, at any point in time, in one transaction or a series of transactions, through a tender offer, exchange offer or otherwise, of more than the greater of (A) 35% of the Voting Stock of RN Parent and (B) one share more than the number of shares of Voting Stock of RN Parent then Beneficially Owned by Robert Glaser or (iv) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving RN Parent or any of its subsidiaries pursuant to which, or after which, any Person or the shareholders of any Person or Group (other than Robert Glaser) would own, at any point in time, more than the greater of (A) 35% of the Voting Stock of RN Parent or of any resulting parent company of RN Parent and (B) one share more than the number of shares of Voting Stock of RN Parent or any resulting parent company of RN Parent then Beneficially Owned by Robert Glaser.
          “Closing” means the closing pursuant to Section 2.04 of the Transaction, Contribution and Purchase Agreement.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Common Stock” means the common stock, par value $0.001 per share, of RN Parent.
          “Consolidated Current Assets” means, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any similar caption) on the Company’s consolidated balance sheet at such date.
          “Consolidated Current Liabilities” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any similar caption) on the Company’s consolidated balance sheet at such date, but excluding the current portion of any Indebtedness.
          “Consolidated Working Capital” means, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

          “Contribution” means, with respect to any Member, any contribution made by such Member to the Company pursuant to Section 4.01, Section 4.02, Section 4.05(b) or Section 4.06(a).
          “Control”, means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.
          “Corporate Opportunity” means an investment or business opportunity or prospective economic advantage in which the Company could, but for the provisions of Section 11.03, have an interest or expectancy.
          “Covered Person” means (i) each Member, (ii) each Affiliate of a Member (including each Parent), (iii) each Member Representative, (iv) each officer, director, shareholder, partner, employee, member, manager, representative, agent or trustee of a Member or of an Affiliate of a Member, excluding any such Person who is an employee of the Company or any subsidiary of the Company and (v) each officer of the Company or any subsidiary of the Company. For the avoidance of doubt, Member Representatives shall not be deemed to be officers of the Company.
          “Effective Date” means the date of this Agreement.
          “Equity Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, performance awards, units, dividend equivalent awards, deferred rights, “phantom” stock rights or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of or which has the right to vote with, shares of capital stock, or other voting securities or equity interests of such first Person.
          “Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended.
          “Extraordinary Transaction” means any of the following:
     (A) any extraordinary or special cash or non-cash distribution or dividend;
     (B) any extraordinary repurchase, redemption or other acquisition of RN Parent Equity (it being understood, however, that neither (i) stock repurchase programs, which shall not exceed a percentage of RN Parent’s equity during any twelve (12) month period (calculated based on the number of outstanding shares of RN Parent’s equity on the first day of such period), which, when taken together with all repurchases in accordance with clause (ii) below, shall not exceed 15% nor (ii)

repurchases of stock from RN Parent’s employees or directors or former employees or directors which shall not exceed a percentage of RN Parent’s equity during any twelve (12) month period (calculated based on the number of outstanding shares of RN Parent’s equity on the first day of such period), which, when taken together with all stock repurchase programs in accordance with clause (i) above, shall not exceed 15% nor (iii) purchases or acquisitions of stock required by an employee or director stock ownership or other benefit plan of RN Parent shall be deemed to be “extraordinary”);
     (C) any incurrence of Indebtedness in excess of 20% or more of the revenues or assets of RN Parent and its subsidiaries, taken as a whole; or
     (D) or any direct or indirect sale or disposition, in one transaction or a series of related transactions, of assets (including equity securities of any subsidiary of RN Parent) or businesses that constitute 25% or more of the revenues, net income or assets of RN Parent and its subsidiaries, taken as a whole.
          “Financial Test Operating Budget” with respect to any Fiscal Year means the approved Annual Operating Budget for such Fiscal Year or, if there was not an approved Annual Operating Budget for such Fiscal Year, then the Carry-Over Annual Operating Budget that would have applied to such Fiscal Year (regardless of whether RN Sub elected a RN Annual Operating Budget for such Fiscal Year).
          “Free Cash Flow” means for any period, the excess, if any, of (i) the sum, without duplication, of (x) Fully Burdened Operating Profit/Loss for such period, (y) the amount of all Non-Cash Charges deducted in arriving at such Fully Burdened Operating Profit/Loss, and (z) changes in Consolidated Working Capital for such period over (ii) the aggregate amount actually paid in cash during such period on account of Capital Expenditures.
          “Fully Burdened Operating Profit/Loss” means, (A) for any completed period, the aggregate net income (or loss) on a consolidated basis, determined in accordance with GAAP, and (B) for any budgeted period, the aggregate net income (or loss) on a consolidated basis projected for such period, determined in accordance with GAAP; provided, however, that if any budgeted figure is not prepared in accordance with GAAP, then for purposes of this definition, such figure shall be adjusted to most closely reflect GAAP.
          “Fully Diluted Shares Outstanding” means, at any date, (i) the total number of basic shares outstanding as indicated in RN Parent’s most recently filed annual report on Form 10-K or quarterly report on Form 10-Q, as the case may be, plus (ii) the total number of common shares that would be issued as a result of the exercise of all in-the-money options then outstanding, less (iii) the total number of common shares deemed to be repurchased using the proceeds from exercise of in-the-money options as described in (ii) above, at the market price of the Common Stock at such date.
          “GAAP” means generally accepted accounting principles in the United States.
          “Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.
          “Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) interest rate option agreements, foreign currency exchange agreements, foreign currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest and currency exchange rates.
          “Indebtedness” of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations representing any Hedging Obligations, (v) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business) and (vi) all capital lease obligations of such Person, in each case if and to the extent any of the preceding items (other than in the case of letters of credit and Hedging Obligations) would appear as a liability upon such Person’s balance sheet prepared in accordance with GAAP. In addition, the term “Indebtedness” shall include (A) the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, (B) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (C) all guarantees by such Person of Indebtedness of others and (D) all Indebtedness of any other entity to the extent required to be included under GAAP in such Person’s consolidated balance sheet; provided further that Indebtedness shall not include any Permitted Liens.
          “Interests” means the limited liability company interests of the Company.
          “Investment Bank” means a nationally recognized investment bank.
          “License and Services Agreements” means, collectively, (i) the RN Brand and Content Agreement, (ii) the MTVN Brand and Content Agreement, (iii) the URGE

Brand and Content Agreement, (iv) the RN License and Services Agreement, (v) the Web Services Agreement and (vi) the Viacom Services Agreement.
          “Lien” means any pledge, encumbrance, security interest, purchase option, call or similar right.
          “Liquid” means a security that (i) is listed or quoted on the New York Stock Exchange, the NASDAQ, the American Stock Exchange or the Main Market of the London Stock Exchange, (ii) has an average weekly trading volume on any such stock exchange or trading system (determined over the preceding two complete calendar quarters) at least equal to the amount of such security to be delivered to MTVN Sub and its Affiliates and (iii) is freely Transferable (including under an effective resale shelf registration statement where MTVN Sub has rights substantially equivalent to those under Article II of the Stockholder Agreement or, in respect of which, the holder has the right to demand the preparation and filing of such a registration statement under the Securities Act and other rights substantially equivalent to those under such Article II).
          “Market Value of RN Parent Equity” means, at any date, the product of (i) the Volume Weighted Average Price of the Common Stock over the 45 trading-day period immediately prior to such date and (ii) the Fully Diluted Shares Outstanding at such date.
          “Member” means any Initial Member, Additional Member or Substitute Member, in each case for so long as such Person continues to be a member of the Company.
          “MTVN Note” means a promissory note of MTVN Sub and MTVN Parent attached as Exhibit D hereto.
          “MTVN Preferred Return Portion” means, at any time with respect to an amount,
     (i) if such amount is less than $115 million, then such amount;
     (ii) if such amount is greater than or equal to $115 million and less than $345 million, then the sum of:
     (A) $115 million; and
     (B) one-half of the excess of such amount over $115 million;
     (iii) if such amount is greater than or equal to $345 million and less than $460 million, then $230 million;

     (iv) if such amount is greater than or equal to $460 million, then the sum of:
     (A) $230 million; and
     (B) the product of the Participation Percentage of MTVN Sub and its Affiliates’ Interests at such time and the excess of such amount over $460 million;
     provided, however, that, upon a Transfer of the Interests of MTVN Sub and its Affiliates (other than to an Affiliate or Affiliates of MTVN Sub) in accordance with Article X hereof, MTVN Preferred Return Portion shall thereafter mean, at any time with respect to an amount:
     (i) if such amount is less than $115 million, then such amount;
     (ii) if such amount is greater than or equal to $115 million and less than $230 million, then $115 million;
     (iii) if such amount is greater than or equal to $230 million and less than $460 million, then the sum of:
     (A) $115 million; and
     (B) the product of the Participation Percentage of such Transferee’s and its Affiliates’ Interests at such time and the excess of such amount over $230 million;
     (iv) if such amount is greater than or equal to $460 million and less than $805 million, then the sum of:
     (A) $115 million;
     (B) the product of the Participation Percentage of such Transferee’s and its Affiliates’ Interests at such time and $230 million; and
     (C) one third of the excess of such amount over $460 million;
     (v) if such amount is greater than or equal to $805 million, then the sum of:
     (A) $230 million;
     (B) the product of the Participation Percentage of such Transferee’s and its Affiliates’ Interests at such time and $230 million; and

     (C) the product of the Participation Percentage of such Transferee’s and its Affiliates’ Interests at such time and the excess of such amount over $805 million.
          For the avoidance of doubt and as examples of the foregoing calculation, the MTVN Preferred Return Portion with respect to certain amounts are set forth in Schedule 8.
          In the event of a issuance of Interests pursuant to Section 6.02(b) in connection with a Contribution Default, the MTVN Preferred Return Portion shall be equitably adjusted in order to achieve the intent of the parties.
          “Music Group” means, with respect to RN Sub, the “RN Music Group” as such term is defined in the RN Brand and Content Agreement, and with respect to MTVN Sub, the “MTVN Music Group” as such term is defined in the MTVN Brand and Content Agreement.
          “NASDAQ” means The NASDAQ Stock Market, Inc.
          “Non-Cash Charges” means for any period the sum of (i) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing Fully Burdened Operating Profit/Loss for such period and (ii) other non-cash charges from employee compensation expenses arising from the issuance of stock, options to purchase stock, deferral and stock appreciation rights, employer matching contributions pursuant to any employee stock ownership plan (excluding any such expenses which relate to options or rights which, at the option of the holders thereof, may be settled in cash) for such period to the extent that such non-cash charges were deducted in computing Fully Burdened Operating Profit/Loss for such period.
          “Non-Voting Equity” means a class of equity securities of RN Parent which (i) has no voting rights (other than customary class voting rights on amendments to terms that affect the rights, privileges and preferences of such class and voting rights required by law), (ii) otherwise has dividend, distribution, liquidation and other economic rights identical to the Common Stock and (iii) will automatically convert into shares of Common Stock at a fixed 1:1 exchange ratio (subject to adjustment to reflect any stock split, stock dividend or similar transaction) on the earliest to occur of (A) at such time as MTVN Sub Transfers such shares to a third party, (B) at such time as any Person commences a tender offer or exchange offer for the shares of Common Stock without making a concurrent offer on the same terms for the Non-Voting Equity (or otherwise agreeing to accept tenders of Non-Voting Equity), provided that such shares shall automatically revert to Non-Voting Equity if such shares are withdrawn from or not accepted in such tender offer or exchange offer, or (C) immediately prior to the effective time of any merger, consolidation or binding share exchange applicable to shares of Common Stock.
          “Parent” means (i) in the case of RN Sub, RN Parent, (ii) in the case of MTVN Sub, MTVN Parent, (iii) in the case of any Additional Member or Substitute Member, such Member’s direct or indirect ultimate parent at the time such Member becomes a member of the Company (except to the extent such Additional Member or Substitute Member is an Affiliate of MTVN Parent in which case the Parent of such Additional Member or Substitute Member shall continue to mean MTVN Parent) or (iv) in the case of a Transfer of a Member in accordance with Article X (other than to an Affiliate of such Member), the new direct or indirect ultimate parent of such Member at the time of such Transfer.
          “Permitted Liens” means, collectively, (i) all statutory or other Liens for taxes or assessments which are not yet due or the validity of which is being contested in good faith by appropriate proceedings, (ii) all mechanics’, materialmen’s, carriers’, workers’ and repairers’ Liens, and other similar Liens imposed by law, incurred in the ordinary course of business, which allege unpaid amounts that are less than 30 days delinquent or which are being contested in good faith by appropriate proceedings, and (iii) all other Liens which do not materially detract from or materially interfere with the marketability, value or present use of the asset subject thereto or affected thereby.
          “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental authority or other entity.
          “Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time.
          “Revenue” means, (A) for any completed period, receipts obtained by operating the business of the Company (other than those attributable to the Contributions of any Member or the proceeds from the issuance of any Indebtedness of the Company), determined in accordance with GAAP and (B) for any budgeted period, the receipts projected to be obtained by operating the business of the Company (other than those attributable to the Contributions of any Member or the proceeds from the issuance of any Indebtedness of the Company), determined in accordance with GAAP; provided, however, that if any budgeted figure is not prepared in accordance with GAAP, then for purposes of this definition, such figure shall be adjusted to most closely reflect GAAP.
          “RN Parent Enterprise Value” means, at any date, (i) the Market Value of RN Parent Equity at such date, plus (ii) the Indebtedness of RN Parent at such date, plus (iii) the stated liquidation preference of any preferred stock of RN Parent then outstanding, if any, less (iv) the cash and Cash Equivalents of RN Parent at such date.

          “RN Parent Equity” means the Common Stock and Non-Voting Equity.
          “Sale Transaction” means (i) any merger, consolidation or binding share exchange with a third party to which RN Parent or MTVN Parent (or any direct or indirect parent of MTVN Parent) is a party, (ii) any sale or other disposition of equity securities or sale or other disposition of all or substantially all of the assets of RN Parent or MTVN Parent (or any direct or indirect parent of MTVN Parent) or (iii) any transaction involving all or substantially all of the assets of a Member’s Music Group.
          “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended.
          “Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the Transfer of then-existing Interests owned by a Member to such Person.
          “Territory” means the United States and the territories and possessions thereof.
          “Three-Month LIBOR” means, as of any date, the British Bankers’ Association London Interbank Offered Rate for deposits in U.S. dollars for a period of three months as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to such date.
          “Transaction Documents” means, collectively, (i) this Agreement, (ii) the Transaction, Contribution and Purchase Agreement, (iii) the RN Brand and Content Agreement, (iv) the MTVN Brand and Content Agreement, (v) the RN License and Services Agreement, (vi) the Web Services Agreement, (vii) the Viacom Services Agreement and (viii) the Stockholder Agreement.
          “Transfer” means any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation, distribution, spin-off, split-off, disposition, encumbrance or other cessation of interest, direct or indirect, in whole or in part, by operation of law or otherwise, and shall include all matters deemed to constitute a Transfer under Section 10.01(a); provided, however, that a Transfer shall not include a Sale Transaction. The terms “Transferred”, “Transferring”, “Transferor” and “Transferee” have meanings correlative to the foregoing.
          “Volume Weighted Average Price” over any period means, with respect to the Common Stock, the volume weighted average price per share for the entire applicable period on the principal national securities market or exchange on which the Common Stock is listed or quoted.
          “Voting Stock” of any Person means securities having the right to vote generally in any election of directors of such Person or any securities convertible into or exercisable or exchangeable for any securities having such right. For purposes of calculating an amount of Voting Stock and determining whether a Change of Control has occurred, if any such shares carry more or fewer than one vote per share they shall be counted as a number of shares equal to the number of votes.
          (b) The following terms are defined in the Section of this Agreement set forth below.

Defined in
Term	Section
“Additional Cash Contributions”	4.02(a)
“Adjusted Proposed Appraised Value”	10.03(g)(i)
“Agreement”	Preamble
“Annual Operating Budget”	9.06(b)
“Appraised Value”	10.03(g)
“Bankrupt Member”	13.01(c)(v)
“Beneficial Economic Rights”	10.02(b)
“Budget Approval Failure”	9.07(a)
“Budget Financial Tests”	9.07(a)
“Budget Loan”	9.07(b)(ii)
“Business Plan”	9.05(b)
“Call Notice”	10.03(a)
“Call Price”	10.03(a)
“Capital Loan”	4.06(a)
“Carry-Over Annual Operating Budget”	9.07(c)(i)
“Cash Cap”	10.03(d)
“CFO”	9.09(c)
“Company”	Preamble
“Contract Party Approval”	9.04
“Contribution Cap”	4.02(a)
“Contribution Default”	4.05(a)
“Deemed Incorporation”	10.03(g)(v)
“Defaulting Member”	12.01(b)
“Delaware Act”	Recitals
“Drag-Along Notice”	10.05(a)
“Drag-Along Price”	10.05(a)
“Drag-Along Purchaser”	10.05(a)
“Drag-Along Right”	10.05(a)
“Drag-Along Terms”	10.05(a)
“Drawdown Date”	4.04
“Drawdown Notice”	4.04
“Extended Put Notice Period”	10.03(b)(i)(A)
“Event of Default”	12.01(a)
“Fiscal Year”	7.06
“GM”	9.09(c)
“GM Financial Tests”	9.09(f)
“Impasse”	9.08(d)
“Impasse Financial Tests”	9.08(d)

Defined in
Term	Section
“Initial Appraised Value”	10.03(g)(i)
“Initial Asset Contribution”	4.01(a)
“Initial Business Plan”	9.05(a)
“Initial Cash Contribution	4.01(b)
“Initial Members”	Preamble
“Liability Cap”	9.07(b)(ii)
“Joint Committee”	9.01(a)
“Member Representatives”	9.01(b)
“MTVN”	Preamble
“MTVN Sub”	Preamble
“MTVN Brand and Content Agreement”	Recitals
“MTVN Note Value”	10.03(a)
“MTVN Parent”	Preamble
“New Capital Contributions”	4.06(a)
“Participation Percentage”	6.01
“Participation Period”	10.03(f)
“Pricing Period”	10.03(f)
“Put/Call” Closing	10.03(h)
“Put Notice	10.03(b)
“Put Price	10.03(b)
“Quarterly Business Reviews”	9.02(a)
“Restricted Period”	10.02(b)
“Right of First Refusal”	10.05(b)
“RN Annual Operating Budget”	9.07(b)(ii)
“RN Brand and Content Agreement”	Recitals
“RN Executive”	9.09(h)
“RN License and Services Agreement”	Recitals
“RN Parent”	Preamble
“RN Sub”	Preamble
“Stock Cap”	10.03(f)
“Stockholder Agreement”	Recitals
“Stub Period”	9.05(a)
“Tag-Along Notice”	10.04(a)
“Tag-Along Terms”	10.04(a)
“Tax Distribution”	8.02
“Tax Matters Member”	7.03(b)
“Term”	2.04
“Third Appraiser”	10.03(g)(i)
“Transaction, Contribution and Purchase Agreement”	Recitals
“Unanimous Approval”	9.03
“URGE Brand and Content Agreement”	Recitals
“Valuation Date”	10.03(g)(iv)
“Viacom Services Agreement”	Recitals
“Web Services Agreement”	Preamble

          SECTION 1.02. Terms and Usage Generally. (a) The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, Annexes and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Annexes, Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to a Person are also to its permitted successors and permitted assigns. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.
          (b) As used in this Agreement, unless otherwise expressly specified herein, any allocation or distribution to be made among Interests or Members “on a pro rata basis” or “ratably” shall be made in proportion to the relative Participation Percentages attributable to the Interests of such Members, in each case determined immediately prior to the transaction with respect to which such allocation is being made.
          (c) All accounting terms not defined in this Agreement shall have the meanings determined by GAAP as in effect from time to time.
ARTICLE II
The Company
          SECTION 2.01. Effectiveness of this Agreement. This Agreement constitutes the limited liability company agreement (as defined in the Delaware Act) of the Company and shall become effective at the time of the Closing on the Effective Date.
          SECTION 2.02. Formation and Qualification. (a) Pursuant to the provisions of the Delaware Act, the Company was formed on August 16, 2007, by the filing in the Office of the Secretary of State of the State of Delaware of a certificate of formation (which filing is hereby approved and ratified in all respects). The Company shall file and record any amendments or restatements to the certificate of formation of the Company. The Company shall be qualified in any jurisdiction in which the Company conducts business where such qualification is required. The Company shall also file all other documents as may be required or appropriate under the laws of the State of Delaware and of any other jurisdiction in which the Company may conduct business. The Company shall, on request, provide any Member with copies of each such document as filed and recorded.
          (b) Each officer of the Company appointed by the Joint Committee pursuant to Section 9.09(a) is hereby designated as an “authorized person”, within the meaning of Section 18-201 of the Delaware Act, to execute, deliver and file, or cause the execution, delivery and filing of, all certificates, notices or other instruments (and any amendments and/or restatements thereof) required or permitted by the Delaware Act to be filed in the office of the Secretary of State of the State of Delaware and any other certificates, notices or other instruments (and any amendments or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business and where such qualification is required.
          SECTION 2.03. Name. The name of the Company is Rhapsody America LLC. The Joint Committee, with Unanimous Approval in accordance with Section 9.03, may change the name of the Company or adopt such trade or fictitious names as it may determine from time to time.
          SECTION 2.04. Term. The term of the Company began on the date the certificate of formation of the Company became effective, and the Company shall have a term of 99 years (the “Term”), unless sooner dissolved pursuant to Article XIII.
          SECTION 2.05. Registered Agent and Registered Office. The name of the registered agent for service of process is Corporation Service Company, and the address of the registered agent and the address of the registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County. Such office and such agent may be changed from time to time by the Joint Committee consistent with the requirements of the Delaware Act.
          SECTION 2.06. Purposes. The Company has been formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in the Business in the Territory and any other lawful act or activity that the Joint Committee, with Unanimous Approval in accordance with Section 9.03, may from time to time determine and for which limited liability companies may be formed under the Delaware Act, including engaging in any and all activities necessary or incidental to the foregoing..
          SECTION 2.07. Principal Office and Place of Business. The principal office and place of business of the Company shall be 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121. The distribution activities of the Company shall be conducted in the Territory. The Joint Committee may change the Company’s principal office or place of business at any time and may establish other offices or places of business at other locations.

          SECTION 2.08. Service Exclusivity. Each Member’s Parent shall, in the case of MTVN Parent, comply with the Article 3 of the MTVN Brand and Content Agreement and in the case of RN Parent, comply with Article 3 of the RN Brand and Content Agreement.
          SECTION 2.09. Annual Media Plan. The Annual Media Plan shall be subject to the approval of MTVN Sub.
ARTICLE III
Members
          SECTION 3.01. Admission of Members. On the Effective Date, without the need for any further action of any Person, the sole Members of the Company shall be the Initial Members, and each such Person shall be shown as such in the books and records of the Company. Following the Effective Date, no Person shall be admitted as a Member and no additional Interests shall be issued except as expressly provided herein.
          SECTION 3.02. Substitute Members and Additional Members. (a) No Transferee of Interests or Person to whom any Interests are issued after the Effective Date pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting or approval rights or the right to receive distributions and allocations in respect of the Transferred or issued Interests, as applicable, unless (i) such Interests are Transferred or issued in compliance with the provisions of this Agreement and (ii) such Transferee or recipient and the Parent of such Transferee or recipient shall have executed and delivered to the Company an Adoption Agreement in the form of Exhibit A and such other customary instruments as the Company may reasonably require, to effectuate the admission of such Transferee or recipient as a Member and to confirm the agreement of such Transferee or recipient and such Parent to be bound by all the terms and provisions of this Agreement. Upon complying with clauses (i) and (ii) above, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Company as a Member. Except as otherwise provided in Section 10.02(b), a Substitute Member shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided, that, such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer. As promptly as practicable after the admission of any Person as a Member, the books and records of the Company shall be changed to reflect such admission. In the event of any admission of a Substitute Member or Additional Member pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission.
          (b) If a Member shall Transfer all (but not less than all) its Interests, the Member shall thereupon cease to be a Member of the Company; provided, however, that any such Member shall not cease to be a Member until a Transferee of such Member’s Interests is admitted to the Company as a Substitute Member pursuant to Section 3.02(a).

          SECTION 3.03. Powers of Members. (a) Members shall not have the authority to transact any business in the Company’s name or bind the Company by virtue of their status as Members.
          (b) The Members shall only have the voting and approval rights expressly provided for herein.
          (c) No holder of an Interest or Member shall have any interest in specific Company assets, including any assets contributed to the Company by such Member as part of any Contribution. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.
          SECTION 3.04. Parent Guarantee. The Parent of a Member agrees to take all action necessary to cause such Member to perform all of its respective agreements, covenants and obligations under this Agreement. The Parent of a Member unconditionally guarantees to each other Parent the full and complete performance by such Member of its respective agreements, covenants and obligations under this Agreement and shall be liable for any breach of any agreement, covenant or obligation of such Member under this Agreement. This is a guarantee of payment and performance and not collectibility. The Parent of a Member hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against such Member, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 3.04.
ARTICLE IV
Contributions and Purchases
          SECTION 4.01. Initial Contributions and Purchases. (a) Concurrently with the execution and delivery of this Agreement, the Initial Members are entering into the Transaction, Contribution and Purchase Agreement whereby each Initial Member shall contribute to the Company the respective assets set forth therein (with respect to each Member, such Member’s “Initial Asset Contribution”) and MTVN Sub shall purchase a portion of its Participation Percentage for the MTVN Note. For the avoidance of doubt, the Initial Asset Contribution of an Initial Member includes the value of such Member’s License and Services Agreements, and the Initial Asset Contribution of MTVN Sub does not include the MTVN Note.
          (b) Schedule 1 hereto sets forth the initial cash contribution (with respect to each Member, such Member’s “Initial Cash Contribution”) to be made by each Initial Member on the date set forth opposite such cash contribution amounts pursuant to Section 2.01(a) and Section 2.01(b) of the Transaction, Contribution and Purchase Agreement. For the avoidance of doubt, the Initial Cash Contribution to be made by each Member on August 24, 2007 shall be such Member’s pro rata share of the projected losses of the Company for the Fiscal Year of 2007 as set forth in the Initial Business Plan, and the Initial Cash Contribution to be made by each Member on December 20, 2007 shall be such Member’s pro rata share of the projected losses of the Company for the

Fiscal Years of 2008 and 2009 as set forth in the Initial Business Plan. Schedule 4 hereto sets forth the portion of MTVN Sub’s Participation Percentage that is being received in exchange for its Initial Asset Contribution and the portion that is being purchased with the MTVN Note.
          SECTION 4.02. Additional Commitments. (a) After the Effective Date, each Member shall be obligated to make additional cash contributions as provided in this Article IV (the “Additional Cash Contributions”) in an aggregate amount not to exceed, in the case of RN Sub, $[ * ] and in the case of MTVN Sub, $[ * ] (with respect to each Member, such Member’s “Contribution Cap”).
          (b) During any Fiscal Year for which the Company has an approved Annual Operating Budget, each Member shall be required to fund, on a pro rata basis, the Additional Cash Contributions set forth in such Annual Operating Budget (which shall include a working capital allotment), when and as called by the Joint Committee in accordance with Section 4.04, it being agreed that such Additional Cash Contributions, together with all other Additional Cash Contributions previously funded by such Member, shall not exceed such Member’s Contribution Cap. In all other cases, the provisions of Section 9.07 shall control the funding of Additional Cash Contributions.
          (c) No Member shall have any right or obligation to contribute any cash or assets to the Company other than as specifically provided for in this Section 4.02, Section 4.04 and Article IX, except as unanimously agreed by the Members. Neither the Company nor any Member shall have any obligation or liability to repay any Contribution made by any Member. The value of any non-cash additional contributions, if any, shall be the fair market value as determined by the Joint Committee with Unanimous Approval in accordance with Section 9.03.
          SECTION 4.03. Reduction of Additional Commitments. (a) At any time and from time to time, the Members may unanimously determine to make an irrevocable election to reduce, on a pro rata basis, each Member’s Contribution Cap (in each case to the extent not previously funded or utilized). Any such reduction shall not change the applicable Participation Percentage of any Member’s Interest.
          (b) In the event of any reduction pursuant to this Section 4.03, Schedule 4 hereto shall be amended and restated to reflect such adjustment.
          SECTION 4.04. Contribution Drawdown. At least 30 days prior to the funding date for any Additional Cash Contributions, (a “Drawdown Date”), the Joint Committee shall deliver (or cause to be delivered) to each Member written notice (a “Drawdown Notice”) setting forth the amount to be funded by such Member as an Additional Cash Contribution and the applicable Drawdown Date. Each Member shall

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

make an Additional Cash Contribution on such Drawdown Date in the amount so specified for such Member. All Contributions pursuant to this Section 4.04 shall be paid by 11:00 a.m. (Eastern time) on the applicable Drawdown Date in immediately available funds to the account of the Company specified in the applicable Drawdown Notice in United States dollars.
          SECTION 4.05. Contribution Default. (a) If a Member fails to fund all or part of its required Initial Cash Contribution in accordance with Section 4.01(b) by 11:00 a.m. (Eastern time) on the applicable date or its required Additional Cash Contribution in accordance with Section 4.04 by 11:00 a.m. (Eastern time) on the applicable Drawdown Date, then such Member shall be in default hereunder. If such Member fails to cure such default within five Business Days after receipt of written notice thereof from the Joint Committee or the other Member, then such Member shall be the subject of both a “Contribution Default” and an Event of Default in accordance with Section 12.01.
          (b) In addition to the provisions of Section 12.01, any Contribution Default shall result in (x) the Defaulting Member being obligated to pay interest on the amount of the defaulted Contribution at a rate equal to 12% per annum and (y) the right of the non-defaulting Member to elect to make up the defaulted funding requirement, with a corresponding dilution of the Defaulting Member.
          SECTION 4.06. Capital Loans. (a) During any Fiscal Year for which the Company has an approved Annual Operating Budget, in the event that as part of the budget approval process, RN Sub proposes that the Members make cash contributions to the Company in excess of each Member’s Contribution Cap, RN Sub shall provide written notice to MTVN Sub setting forth the aggregate amount of such proposed cash contributions (the “New Capital Contributions”). Within 15 Business Days after receipt of such notice, MTVN Sub shall provide written notice to RN Sub stating whether or not MTVN Sub agrees to such New Capital Contributions. If MTVN Sub agrees to such New Capital Contributions, then Section 4.02(a) shall be amended to correspondingly increase each Member’s Contribution Cap, and such New Capital Contributions shall be treated as Additional Cash Contributions for all purposes hereunder. If MTVN Sub does not agree to such New Capital Contributions, then RN Sub shall only be permitted to fund such New Capital Contributions in the form of an unsecured loan to the Company (a “Capital Loan”) on the terms set forth in Section 4.06(b).
          (b) Any Capital Loan shall (i) have a term ending on the later of (y) the sixth anniversary of the Effective Date or (z) the second anniversary of the date of such Capital Loan, (ii) be in a principal amount not to exceed $[ * ] (or, if less, the amount specified in the notice provided to MTVN Sub proposing the applicable New Capital Contributions), (iii) be in a principal amount that, when added to the aggregate outstanding principal amounts of all other then outstanding Capital Loans and Budget Loans, does not exceed the Aggregate Loan Cap, (iv) bear interest at a rate equal to the Capital Loan Interest Rate, and such interest shall be solely “pay-in-kind” and shall be added to the principal amount annually and (v) be evidenced solely by a promissory note in the form of Exhibit B.

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (c) MTVN Sub shall have the right to participate in any such Capital Loan on a pro rata basis and on the same terms and conditions applicable to RN Sub. RN Sub shall provide written notice to MTVN Sub setting forth the proposed interest rate and principal amount for the Capital Loan, and within six (6) Business Days after receipt of such notice, MTVN Sub shall provide written notice to RN Sub stating whether MTVN Sub elects to fund its pro rata share thereof. Any Capital Loan shall be funded within five (5) Business Days after the date of MTVN Sub’s notice to RN Sub.
ARTICLE V
Reports; Auditors
          SECTION 5.01. Reports to Members. (a) Within 15 business days after the end of each of the first two fiscal months of a fiscal quarter, the Company shall deliver to each Member (i) unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such month and the related consolidated statements of income of the Company and its consolidated subsidiaries for the period from the beginning of the Fiscal Year most recently ended to the end of such month, and such month to the end of such month, in each case that present fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated and (ii) a certificate executed by the CFO to such effect. In addition, after the end of the second fiscal month of each fiscal quarter, the Company shall include in its delivery of information above a forecast of the unaudited consolidated statements of income of the Company and its consolidated subsidiaries for such quarter.
          (b) Within 15 business days after the end of each fiscal quarter of a Fiscal Year, the Company shall deliver to each Member unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income of the Company and its consolidated subsidiaries for the period from the beginning of the Fiscal Year most recently ended to the end of such quarter, and such quarter to the end of such quarter, in each case that present fairly in all material respects the financial position and results of operations of the Company as at the dates and for the periods indicated.
          (c) In addition, within 30 days after the end of each of the first three fiscal quarters of a Fiscal Year, the Company shall deliver to each Member (i) unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such quarter and the related consolidated statements of income and statements of cash flow of the Company and its consolidated subsidiaries for the period from the beginning of the Fiscal Year most recently ended to the end of such quarter, and such quarter to the end of such quarter, in each case prepared in accordance with GAAP (without footnotes) applied on a basis consistent with the audited financial statements of the Company and its consolidated subsidiaries, subject to changes resulting from audit and normal year-end adjustments (that are not expected to be material in amount or significance) and (ii) a certificate executed by the CFO to such effect; provided, however, that for the fiscal quarters prior to completion of the first annual audit of the Company, such financial statements shall be required to be prepared in accordance with GAAP to the Company’s best knowledge and belief.
          (d) Within 45 days after the end of each of each Fiscal Year, the Company shall deliver to each Member unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such Fiscal Year and the related unaudited consolidated statements of income of the Company and its consolidated subsidiaries for such Fiscal Year prepared in accordance with GAAP.
          (e) Within 60 days after the end of each Fiscal Year, the Company shall deliver to each Member audited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and statements of cash flow of the Company and its consolidated subsidiaries for such Fiscal Year prepared in accordance with GAAP, all in reasonable detail and accompanied by a report thereon of the Company’s independent auditors as to such consolidated financial statements presenting fairly in all material respects the financial position of the Company and its consolidated subsidiaries as at the dates indicated and as to such audit having been made in accordance with GAAP applied on a basis consistent with prior years (except as noted in the notes thereto). Concurrently with the delivery of such annual financial statements, the Company shall deliver (i) a statement to each Member of the balance of each such Member’s Contribution Cap and aggregate Additional Cash Contributions, (ii) a comparison of actual results to the Business Plan for such Fiscal Year and (iii) unaudited consolidated balance sheets of the Company and its consolidated subsidiaries as at the end of the fourth fiscal quarter that are contained in such annual financial statements and the related consolidated statements of income and statements of cash flow of the Company and its consolidated subsidiaries for such quarter.
          SECTION 5.02. Reports to Lenders. The Company shall provide to each Member and its outside auditor copies of all reports, summaries and other submissions provided to its bank or other lenders under any credit facility at the same time as such reports, summaries or other submissions are provided to such bank or lenders; provided, however, that the Company shall not be obligated to provide any information to such outside auditors until such outside auditors have executed a confidentiality agreement related to such reports, summaries or other submissions reasonably satisfactory to the Company.
          SECTION 5.03. Books and Records. At all times during the continuance of the Company, the Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company shall provide each Member with access to its books and records upon such Member’s reasonable request (including for conducting audits, from time to time, at such Member’s cost).

          SECTION 5.04. Other Information. (a) The Company shall make available the CFO and other officers of the Company to respond to questions of the Members relating to the financial condition of the Company. The Company shall deliver to each Member all other information that such Member shall reasonably request.
          (b) If the Company (including through the actions of any of its employees or of any of the employees of RN Parent who provide services to the Company) furnishes any information disclosing any material change to the business, assets, financial condition or results of operations of the Company to a Member and such information was not simultaneously provided to the other Member, then the Company shall, as soon as practicable thereafter, furnish such information to the other Member.
          SECTION 5.05. Auditors. From and after the Effective Date, the independent auditors of the Company shall be KPMG LLP until replaced in accordance with Section 9.03.
ARTICLE VI
Interests
          SECTION 6.01. General. (a) As of the Effective Date, the participation percentage (the “Participation Percentage”) of the Interest held by each Member shall be as set forth on Schedule 4.
          (b) The Participation Percentages shall be subject to adjustment as provided in this Article VI. The aggregate Participation Percentages of all outstanding Interests shall at all times equal 100%.
          (c) An officer designated by the Joint Committee pursuant to Section 9.09 shall update Schedule 4 from time to time as necessary to accurately reflect reductions or increases in the Participation Percentages of the outstanding Interests to reflect the issuance or repurchase of Interests in accordance with this Agreement. Any reference in this Agreement to Schedule 4 shall be deemed to be a reference to Schedule 4 as amended and in effect from time to time. The Company shall provide the Members with any amendment or revision of Schedule 4 (including any subsequent amendments or revisions thereto) within three Business Days of such amendment or revision.
          (d) The Company shall have a single class of Interests. Each Interest shall have the same rights and privileges and shall rank equally and be identical in all respects as to all matters. Subject to the authority of the Joint Committee as set forth in this Agreement, each Interest shall represent a right to distributions in accordance with Article VIII and Article XIII and the Delaware Act.
          (e) The Interests shall for all purposes be personal property in accordance with Section 18-701 of the Delaware Act.
          (f) All Interests shall be uncertificated.

          SECTION 6.02. Issuance of Interests After the Effective Date. (a) After the Effective Date, the Joint Committee, with Unanimous Approval in accordance with Section 9.03, may issue additional Interests in return for additional contributions of cash or assets. Such Unanimous Approval shall set forth the Participation Percentage associated with such Interest and any other terms thereof. Upon issuance of an additional Interest, the Participation Percentages of all outstanding Interests shall be reduced in the aggregate by an amount equal to the Participation Percentage of the Interest issued, in proportion to their relative Participation Percentages immediately before such issuance.
          (b) In connection with a Contribution Default, the Joint Committee shall issue an additional Interest to a non-defaulting Member upon such Member’s election to make up the funding requirements of a Defaulting Member, and shall correspondingly reduce the Participation Percentage of the Interest held by the Defaulting Member, in accordance with Section 4.05(b).
          SECTION 6.03. Repurchase of Interests after the Effective Date. If the Company shall repurchase any Interests, then, upon such repurchase of Interests, the Participation Percentages of the remaining Interests shall be increased in the aggregate by an amount equal to the Participation Percentages of the Interests so repurchased, in proportion to their relative Participation Percentages immediately before such repurchase.
          SECTION 6.04. Subsidiaries. All subsidiaries of the Company shall be directly or indirectly wholly owned by the Company and no equity securities thereof or other interests therein shall be granted or issued to any other Person without Unanimous Approval in accordance with Section 9.03.
ARTICLE VII
Allocations and Other Tax Matters
          SECTION 7.01. Allocations. Except as set forth in that certain side letter dated August 20, 2007, by and between RN Parent and MTVN Parent, relating to stock options granted to certain individuals, or as otherwise required pursuant to Section 704(c) of the Code, all items of income, gain, loss, expense and other tax items shall be allocated to the Members on a pro rata basis.
          SECTION 7.02. Treatment of Company as Partnership. It is the intention of the Members that the Company be treated as a partnership for Federal, state and local income tax purposes. None of the Company, the Joint Committee or any Member shall elect, or cause an election to be made, to treat the Company as a corporation under Treasury Regulation §301.7701-3(c) for Federal income tax purposes. The Members agree not to take any action or fail to take any action (including amendment of this Agreement, so long as such amendment does not materially adversely affect any Member) which action or inaction would be inconsistent with such treatment.
          SECTION 7.03. Tax Matters Member. (a) Designation. RN Sub is hereby designated as the tax matters partner within the meaning of Section 6231(a)(7) of the Code (“Tax Matters Member”). In such capacity, RN Sub shall have all of the rights, authority and power, and shall be subject to all of the obligations, of a tax matters partner to the extent provided in the Code and the Regulations. The Tax Matters Member shall take such action as may be reasonably necessary to cause each other eligible Member to become a “notice partner” within the meaning of Code Section 6231(a)(8). The Tax Matters Member shall keep the Members informed of all administrative and judicial proceedings, as required by Section 6223(g) of the Code, and shall furnish a copy of each notice or other communication received by the Tax Matters Member from the Internal Revenue Service to each Member, except such notices or communications as are sent directly to such Member by the Internal Revenue Service.
          (b) State and Local Tax Law. If any state or local tax law provides for a tax matters member or person having similar rights, powers, authority or obligations, the Tax Matters Member shall also serve in such capacity. In all other cases, the Tax Matters Member shall represent the Company in all tax matters to the extent allowed by law.
          (c) Expenses. Expenses incurred by the Tax Matters Member or in a similar capacity as set forth in this Section 7.03 shall be borne by the Company as the Company’s expenses. Such expenses shall include, without limitation, fees of attorneys and other tax professionals, accountants, appraisers and experts, filing fees and reasonable out of pocket costs.
          (d) Election into TEFRA. In the event that the Company is not subject to the consolidated audit rules of Sections 6221 through 6234 of the Code during any Fiscal Year, each Person who was a Member at any time during such Fiscal Year hereby agrees to sign an election pursuant to Section 6231(a)(1)(B)(ii) of the Code and Regulations Section 301.6231(a)(1)-1(b)(2) to be filed with the Company’s United States federal income tax return for such Fiscal Year to have such consolidated audit rules apply to the Company.
          (e) Tax Audits and Litigation. The Tax Matters Member shall keep the Joint Committee apprised of all material developments in any audit, litigation or other adversarial proceeding pertaining to the Company.
          (f) Best Interests of Members. The Tax Matters Member shall at all times act in the best interests of the Members as a whole and not in the best interests of a particular Member. Before taking any action that would have (or would reasonably be expected to have) a significant adverse effect on either RN Sub or MTVN Sub, the Tax Matters Member shall reasonably consult in good faith with such Member, and shall make reasonable efforts to reach agreement with such Member on a course of action and to mitigate to the extent possible any such adverse effect on such Member.
          (g) No Liability. The Tax Matters Member shall not be liable in its capacity as such to the Company or the Members for any losses, claims or damages, except for any losses, claims or damages arising from such the Tax Matters Member’s fraud, bad faith, or wilful misconduct.

          SECTION 7.04. Tax Returns, Tax Elections, Consistency. (a) Tax Returns. The Company shall timely cause to be prepared, at the expense of the Company, all Federal, state, local and foreign tax returns (including information returns) of the Company and its subsidiaries, which may be required by a jurisdiction in which the Company or any of its subsidiaries operates or conducts business for each Fiscal Year (or portion thereof) for which such returns are required to be filed. Prior to any filing, the Company shall provide draft tax returns to all Members in order to solicit comments and to identify issues that might cause potential adverse consequences to the Members. After review and approval by the Joint Committee, the Company shall cause such returns to be timely filed. In addition, where the Tax Matters Member deems it necessary or advisable, the Company shall be permitted to file such returns on an extended basis following the timely filing of an application for an automatic six (6)-month extension of time to file as prescribed by United States Treasury Regulations. As soon as practicable after the end of each Fiscal Year, the Tax Matters Member shall furnish to each Member such information in the possession of the Company, including a Schedule K-1 to IRS Form 1065, as is reasonably required by such Member to file any required Federal, state, local and foreign tax returns. The Tax Matters Member shall determine whether any particular planned transfer of Beneficial Economic Rights pursuant to the last sentence of Section 10.02(b) shall be subject to the limitations of Section 10.01(e) (relating to Section 7704 of the Code), and whether a transferee of any particular Beneficial Economic Rights will be treated as a partner of the Company for tax purposes.
          (b) Tax Elections. Except as provided in Section 7.02, relating to the classification of the Company for tax purposes, the Tax Matters Member may, on behalf of the Company, make, but shall not be obligated to make, any tax election provided under the Code, or any provision of state, local or foreign tax law. Notwithstanding the preceding sentence,
     (i) at the request of a person who becomes a Member of the Company in accordance with the terms of this Agreement as a result of a sale or exchange of an interest, the Tax Matters Member shall cause the Company to make an election pursuant to Section 754 of the Code (and any similar election under applicable state and local law), and
     (ii) the Tax Matters Member shall cause the Company to adopt the “traditional method” for purposes of Section 704(c) of the Code (and any similar election under applicable state and local law).
          (c) Best Interests of Members. The Company and the Tax Matters Member shall at all times act under Sections 7.04(a) and (b) in the best interests of the Members as a whole and not in the best interests of a particular Member. Before the Company or Tax Matters Member takes any action that would have (or would reasonably be expected to have) a significant adverse effect on either RN Sub or MTVN Sub, including, without limitation, any election to capitalize an item that could be currently deducted, the Tax Matters Member shall reasonably consult in good faith with such Member, and shall make reasonable efforts to reach agreement with such Member on a course of action and to mitigate to the extent possible any such adverse effect on such Member.
          (d) Consistency. Except in the case where (i) a Member was not consulted as required by Section 7.04(c) as to a tax return position that would have (or would reasonably be expected to have) a significant adverse effect on such Member, or (ii) such Member was consulted, but after raising an objection to such position was unable to reach agreement on such tax return position, no Member shall file a Federal, state or local tax return (or take any tax position) that is inconsistent with the corresponding Federal, state or local tax return of the Company or with the terms of this Agreement.
          SECTION 7.05. Withholding. Notwithstanding any provision herein to the contrary, the Joint Committee is authorized to take any and all actions that are necessary or appropriate to ensure that the Company satisfies any and all withholding and tax payment obligations under Section 1441, 1445, 1446 or any other provision of the Code or other applicable law. Without limiting the generality of the foregoing, the Joint Committee may cause the Company to withhold any amount that it determines is required to be withheld from amounts otherwise distributable to any Member pursuant to this Agreement; provided, however, that such amount shall be deemed to have been distributed to such Member for purposes of applying this Agreement. Each Member will timely provide any certification or file any agreement that is required by any taxing authority in order to avoid or mitigate any withholding obligation that would otherwise be imposed on the Company.
          SECTION 7.06. Fiscal Year. The fiscal year of the Company for tax and financial statement purposes (“Fiscal Year”) shall be the 12-month (or shorter) period ending on December 31 of each year, unless otherwise required by the Code, or else determined by the Joint Committee with Unanimous Approval in accordance with Section 9.03.
          SECTION 7.07. Construction and References to Regulations. The provisions of this Article VII are intended to comply with the Treasury Regulations promulgated under Section 704 of the Code and shall be interpreted and applied in a manner consistent with such Treasury Regulations. Any reference in this Article VII to a provision of the Code or Regulations shall, if such provision is modified or renumbered, be deemed to refer to the successor provision as so modified or renumbered, but only to the extent that such successor provision applies to the Company under the effective date rules applicable to such successor provision.
ARTICLE VIII
Distributions
          SECTION 8.01. Distributions. (a) Any distributions to the Members that are made by the Company shall require Unanimous Approval in accordance with Section 9.03, and shall be made on a pro rata basis.

          (b) No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein.
          SECTION 8.02. Tax Distributions. The Company shall, as soon as practicable after the close of each Fiscal Year, distribute to the Members on a pro rata basis in an aggregate amount equal to the product of (a) the amount of taxable income allocated to all Members for such taxable year pursuant to Section 7.02, reduced by the amount of taxable loss allocated to all Members for all prior taxable years (except to the extent such taxable losses have previously been taken into account under this sentence) and (b) 38.5%, such percentage to be subject to adjustment as agreed by the Members from time to time based on changes in tax rates after the Effective Date (a “Tax Distribution”). The Company may make quarterly distributions during a Fiscal Year, at the times that estimated tax payments are payable by the Members, based on estimated tax allocations for the entire Fiscal Year, in which case a “true up” shall be made between the Company and the Members after the end of such year. Any amounts distributed to a Member pursuant to this Section 8.02 shall reduce (on a dollar-for-dollar basis until fully recovered) any distribution to which such Member is otherwise entitled to under Section 8.01(a). If the Company lacks sufficient cash to make the required Tax Distribution, the Company shall not be required to borrow any cash for purposes of making such a Tax Distribution, and the Company shall make an additional Tax Distribution out of the first available cash in subsequent Fiscal Years to make up for such short fall.
          SECTION 8.03. General Limitations. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any distributions except to the extent permitted under the Delaware Act. No Member shall have a right to interest or other compensation with respect to its Contributions or services provided to the Company, except as expressly provided in the License and Services Agreements and any other separate agreements duly approved by the Joint Committee.
          SECTION 8.04. Distributions in Kind. The Company shall not distribute any assets in kind, except as provided in Section 13.03.
ARTICLE IX
Management of the Company
          SECTION 9.01. Joint Committee. (a) The business and affairs of the Company shall be regularly reviewed by a committee of managers (the “Joint Committee”). The Members hereby designate the members of the Joint Committee as the managers (within the meaning of the Delaware Act) of the Company, with exclusive rights and responsibilities to direct the business of the Company. The Joint Committee shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purpose described herein, including all powers, statutory or otherwise, possessed by managers under the laws of the State of Delaware.
          (b) The Joint Committee shall be comprised of four members (the “Member Representatives”). Each Member Representative shall serve without compensation or, subject to Section 11.04, reimbursement of expenses by the Company. RN Sub shall have the right to appoint two Member Representatives and MTVN Sub shall have the right to appoint two Member Representatives. Each Member Representative shall be an employee of the appointing Member or one of its Affiliates, unless otherwise agreed by the Members. Each Member may remove and replace its own Member Representatives at any time and from time to time as determined in its sole discretion. No Member shall have the right to remove any Member Representative appointed by another Member. A Member Representative shall hold office until his or her successor is designated by the applicable Member or until his or her earlier death, resignation or removal. The Member Representatives as of the Effective Date are set forth on Schedule 5.
          SECTION 9.02. Joint Committee Meetings. (a) The GM shall attend meetings of the Joint Committee, subject to the right of the Joint Committee to meet in executive session without the GM as any Member deems appropriate. The Joint Committee shall hold regular meetings at least quarterly, and special meetings may be called, on not less than 10 days notice, by any Member Representative or the GM. A Member may waive notice of any meeting at any time, either before or after such meeting by a writing signed by a Member Representative of such Member. The attendance of a Member’s Member Representative at a meeting shall constitute a waiver of notice of such meeting unless, at the beginning of such meeting, such Member Representative objects to holding such meeting or the transaction of business at such meeting on the ground that the meeting is not properly called or convened. In addition, the Members shall meet with the Joint Committee not less than quarterly (“Quarterly Business Reviews”) to review the progress of the Company, including financial, business and strategy reviews. Each Quarterly Business Review shall include reviews at a reasonable level of detail of each specific capital expenditure proposal above $[ * ]. Each Member may decide who will represent such Member at each Quarterly Business Review depending on the proposed agenda for such Quarterly Business Review. The location of the Quarterly Business Reviews shall alternate between Seattle, Washington and New York, NY. The initial Quarterly Business Review shall be in Seattle, Washington.
          (b) Any Member Representative may attend a meeting of the Joint Committee in person, by telephone or by any other electronic communication device. All matters to be acted upon by the Joint Committee shall be voted on by the Members, in their capacity as Members, rather than by the individuals serving as such Members’ Member Representatives. In any such vote, each Member shall be entitled to a number of votes equal to the Participation Percentage of such Member’s Interest. Each Member entitled to vote at any meeting of the Joint Committee shall authorize one of its Member Representatives to act on behalf of that Member to express such Member’s vote. At any meeting of the Joint Committee, the presence of at least one Member Representative designated by each Member shall constitute a quorum; provided, that a Member shall not

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

wilfully defeat a quorum by instructing its Member Representatives to refuse to attend a duly called meeting of the Joint Committee and the presence of Member Representatives designated by a Defaulting Member shall not be required during the continuance of the Event of Default. The Joint Committee may act by written consent in lieu of a meeting in accordance with Section 18-404 of the Delaware Act.
          (c) At any meeting of the Joint Committee, any action (other than actions requiring Unanimous Approval or Contract Party Approval described below) taken by the Joint Committee shall require (i) the presence of a quorum and (ii) the approval of Members holding Interests having an aggregate Participation Percentage of at least 50.1%; provided, that if a Defaulting Member shall have lost its voting rights pursuant to Section 12.01(b), then during the continuance of the applicable Event of Default, the approval of the remaining Members holding a majority by Participation Percentage of the remaining Interests shall be sufficient even if their Interests have an aggregate Participation Percentage less than 50.1%.
          SECTION 9.03. Unanimous Approval. Neither the Company nor any of its subsidiaries shall engage in any of the following activities without the prior written consent of each Member (“Unanimous Approval”); provided, that if a Defaulting Member shall have lost its voting rights pursuant to Section 12.01(b), then during the continuance of the applicable Event of Default, such Defaulting Member’s consent shall not be required except to the extent expressly set forth in Section 12.01(b):
          (a) approval or amendment of the Annual Operating Budget or the Business Plan;
          (b) except as contemplated by the Annual Operating Budget or Carry-Over Annual Operating Budget (as applicable), incurring any Indebtedness for money borrowed, guaranteeing any obligation of any Person or granting of any Liens which secure obligations that are, in the aggregate, in excess of $[ * ] in any Fiscal Year;
          (c) except as contemplated by the Annual Operating Budget or Carry-Over Annual Operating Budget (as applicable), making any loan or advance to, or investment in, any Person that are, in the aggregate, in excess of $[ * ] in any Fiscal Year, other than (i) advances to, or investments in, any Person in the ordinary course of the Company operating the Business and (ii) loans to any Person in the ordinary course of the Company operating the Business not to exceed $[ * ] for all such loans in any Fiscal Year;
          (d) making any unbudgeted capital expenditure (or series of related expenditures) that would result in total capital expenditures in any Fiscal Year exceeding the greater of $[ * ] and 25% of the amount budgeted for capital expenditures in Annual Operating Budget, RN Annual Operating Budget or Carry-Over Annual Operating Budget (as applicable) for such Fiscal Year;

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (e) selling or otherwise transferring any brand name or trademark of the Company or any of its subsidiaries (in one or a related series of transactions);
          (f) except as contemplated by the then current Business Plan, entering into any agreement which (i) has a term of two years or more and cannot be canceled without premium or penalty (other than in the ordinary course of the Company operating the Business); (ii) requires payments that are not contemplated by the Annual Operating Budget, RN Annual Operating Budget or Carry-Over Annual Operating Budget (as applicable) and are, in the aggregate, $[ * ] or more in any Fiscal Year or $[ * ] or more in the aggregate over the term of such agreement; or (iii) contains non-compete, exclusivity or similar restrictions on the type of businesses in which the Company or any of its subsidiaries may engage (other than, in the case of clause (iii), in the ordinary course of the Company operating the Business; provided, that any such agreement shall also be subject to Contract Party Approval in accordance with Section 9.04 to the extent applicable);
          (g)  issuance, sale, repurchase or retirement of any Interest or other equity security or options or rights to acquire any Interest or other Equity Rights of the Company, including all terms and conditions in respect thereof;
          (h) admission of any new Member to the Company, other than pursuant to a Transfer of a Member’s Interests in accordance with Article X;
          (i) the declaration of any distribution (including the distribution of any assets in kind), other than distributions by a subsidiary of the Company to the Company and Tax Distributions pursuant to Section 8.02;
          (j) engagement in any business other than as contemplated by the then current Business Plan (or reasonable extension thereof) or any other substantial divergence from the then current Business Plan;
          (k) (i) merger, consolidation, share exchange or sale (in one or a related series of transactions) of all or substantially all of its assets; (ii) the sale or acquisition (in one or a related series of transactions) of any assets with a sale or acquisition price in excess of $[ * ] (other than, in the case of clause (ii), in the ordinary course of the Company operating the Business); or (iii) the sale or acquisition (in one or a related series of transactions) of any businesses with a sale or acquisition price in excess of $[ * ];
          (l) appointment or removal of the Company’s independent certified public accountants, unless such replacement accountant is the independent certified public accountant of RN Parent and is one of the “Big Four” accounting firms (i.e., KPMG LLP, PricewaterhouseCoopers LLP, Ernst & Young LLP and Deloitte & Touche USA LLP);

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (m) any material amendment of accounting methods, material amendment of tax policies or change of the Fiscal Year of the Company to the extent that any of the foregoing will differ from the accounting methods, tax policies or fiscal year of RN Parent;
          (n) extending the limitation period for assessment of any tax or settling any material tax issue raised by any taxing authority;
          (o) (i) commencement or settlement of any material litigation, (x) other than commencement or settlement of litigation in the ordinary course of the Company operating the Business (which shall be pursuant to clause (ii) below) and (y) other than commencement or settlement of litigation against a Member or any of its Affiliates (which shall only require approval of the other Member); provided, however, that (ii) prior to the commencement or settlement of any material litigation in the ordinary course of the Company operating the Business, the Company shall provide all material information with respect to such litigation to the Members and shall consult in good faith with the Members for a period of no fewer than 10 days (or such shorter period as is required to respond to the particular litigation) unless otherwise agreed by each of the Members; provided further, that if the Members do not mutually agree to such commencement or settlement of such litigation, the matter shall be submitted to the Chief Executive Officers of MTVN Parent and RN Parent, who shall attempt in good faith to resolve such matter within 10 days (or such shorter period as is required to respond to the particular litigation) unless otherwise agreed by each of the Members;
          (p) other than as contemplated by the Transaction Documents, entering into or amending any agreement or transaction between the Company or any of its subsidiaries, on the one hand, and any Member or any Affiliate of any Member, on the other hand, which agreement or transaction has a value exceeding $[ * ] (it being understood that any agreement or transaction between the Company or any of its subsidiaries, on the one hand, and any Member or any Affiliate of any Member, on the other hand, shall be on an arm’s-length, commercially reasonable basis);
          (q) changing the legal name of the Company or any name under which the Company does business;
          (r) dissolution or filing for voluntary bankruptcy of the Company;
          (s) amendment or modification of this Agreement; or
          (t) any other determination requiring Unanimous Approval as provided for in this Agreement.
          SECTION 9.04. Contract Party Approval. The Company shall not enter into any contract that would purport to bind any Member or Parent or any of their

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

respective Affiliates without the prior written consent of the Person to be bound (“Contract Party Approval”).
          SECTION 9.05. Business Plans. (a) The business of the Company shall be conducted in accordance with the initial business plan attached as Schedule 2 hereto (the “Initial Business Plan”), which includes a summary operating budget for the period from the date of formation of the Company to the end of the Fiscal Year in which the Company was formed (the “Stub Period”) and the first full Fiscal Year of the Term and a five-year strategic outlook for the Company covering the first five full Fiscal Years of the Term, and such strategic outlook shall include (i) a target capital contribution schedule for each year in such five-year period and (ii) financial projections covering projected revenues, projected capital and operating expenditures, projected fully burdened operating profit/loss and projected free cash flow for each year in such five-year period and shall, for revenue and net income, follow GAAP, and shall otherwise be prepared on a basis consistent with the Initial Business Plan so as to enable the Budget Financial Tests to be calculated on a consistent basis.
          (b) As part of (and concurrent with) the annual budget process described in Section 9.06, the Company shall deliver to the Joint Committee an updated and revised business plan for the Company (including an updated summary operating budget and five-year strategic outlook covering the Fiscal Year being budgeted for and the next four Fiscal Years) containing the same level of detail as the Initial Business Plan. The Company shall make any revisions necessary in order to obtain Unanimous Approval of such business plan in accordance with Section 9.03 (the Initial Business Plan and any such updated and revised business plan and strategic outlook obtaining Unanimous Approval, the “Business Plan”). Once the Business Plan has received Unanimous Approval, any proposed amendments to such Business Plan must obtain Unanimous Approval to be effective.
          SECTION 9.06. Budgets. (a) The Company shall be operated in accordance with the Initial Business Plan during the Stub Period and thereafter in accordance with an operating budget determined pursuant to Section 9.06(b) or Section 9.07, provided, that, for the avoidance of doubt, Section 9.07 shall not apply to the Fiscal Year of 2008.
          (b) (i) No later than December 14, 2007 with respect to the Fiscal Year of 2008 and (ii) no later than January 31 of each Fiscal Year with respect to the Fiscal Year of 2009 and each Fiscal Year of the Term thereafter, the Company shall deliver to the Joint Committee an operating budget for the Company for such Fiscal Year plus the first fiscal quarter of the next Fiscal Year, which shall include projected revenues, projected capital and operating expenditures, projected fully-burdened operating profit/loss, projected free cash flow, projected cash requirements and reasonable specificity of individual capital expenditure items, in each case, on a quarterly basis, shall, for revenue and net income, follow GAAP, and shall otherwise be prepared on a basis consistent with the Initial Business Plan so as to enable the Budget Financial Tests to be calculated on a consistent basis. The Company shall use its reasonable efforts to make any revisions necessary in order to obtain Unanimous Approval of such annual operating budget in accordance with Section 9.03 (each annual operating budget obtaining Unanimous Approval, the “Annual Operating Budget”). Once the Annual Operating Budget has received Unanimous Approval, any proposed amendments to such Annual Operating Budget must obtain Unanimous Approval to be effective. For the avoidance of doubt, the purpose of budgeting for five fiscal quarters is so that the Company will have an operating budget to operate under during the first fiscal quarter of any Fiscal Year while the budget for that Fiscal Year is being finalized.
          SECTION 9.07. Failure to Approve the Annual Operating Budget. (a) Commencing with the second full Fiscal Year of the Term, if the Joint Committee fails to approve an annual operating budget for a Fiscal Year prior to February 15 of such Fiscal Year (an “Budget Approval Failure”), the annual operating budget of the Company shall be determined, in part, by the application of the following financial tests (the “Budget Financial Tests”):
     (i) actual Revenue of the Company for the most recently completed Fiscal Year as set forth in the audited financial statements of the Company is at least 80% of the projected Revenue as set forth in Financial Test Operating Budget applicable to such Fiscal Year;
     (ii) the difference of (x) the projected Fully Burdened Operating Profit/Loss as set forth in the Financial Test Operating Budget applicable to the most recently completed Fiscal Year and (y) the actual Fully Burdened Operating Profit/Loss of the Company for the most recently completed Fiscal Year calculated from the audited financial statements of the Company is no greater than 6% of the actual Revenue of the Company for the most recently completed Fiscal Year as set forth in the audited financial statements of the Company if such actual Revenue does not exceed $[ * ] or 4% of such actual Revenue if such actual Revenue exceeds $[ * ]; and
     (iii) the difference of (x) the projected Free Cash Flow as set forth in the Financial Test Operating Budget applicable to the most recently completed Fiscal Year and (y) the actual Free Cash Flow of the Company for the most recently completed Fiscal Year calculated from the audited financial statements of the Company is no greater than 6% of the actual Revenue of the Company for the most recently completed Fiscal Year as set forth in the audited financial statements of the Company if such actual Revenue does not exceed $[ * ] or 4% of such actual Revenue if such actual Revenue exceeds $[ * ].
          (b) In the event of a Budget Approval Failure, if any of the Budget Financial Tests has not been met, then:
     (i) MTVN Sub shall not be required to make any Additional Cash Contributions, RN Sub shall not be permitted to make any Additional Cash

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

Contributions and, unless RN Sub shall elect to comply with clause (ii) below, an impasse shall be deemed to have occurred and the provisions of Section 9.08 shall apply; and
     (ii) notwithstanding the provisions of Section 9.03, without the approval of MTVN Sub, RN Sub shall have until March 15 of such Fiscal Year, at its option, to cause the Company to adopt an annual operating budget for such Fiscal Year (the “RN Annual Operating Budget”) to be funded by RN Sub in the form of an unsecured loan to the Company (a “Budget Loan”) on terms set forth in Section 9.07(e); provided that in the event that the Company generates operating losses during such Fiscal Year which exceed the amount projected under the applicable Carry-Over Annual Operating Budget had it been implemented, RN Sub shall be required to contribute (without dilution of MTVN Sub) an amount to the Company sufficient to satisfy the Company’s operating losses for such Fiscal Year in excess of the losses projected under the applicable Carry-Over Annual Operating Budget had it been implemented, not to exceed in the aggregate $[ * ] (the “Liability Cap”) for such Fiscal Year.
          (c) In the event of a Budget Approval Failure, if all of the Budget Financial Tests have been met, the Company shall:
     (i) be subject to an operating budget for such Fiscal Year equal to the product of (x) the Carry-Over Budget Ratio and (y) the projected operating budget for such Fiscal Year as set forth in the Company’s most recently approved Business Plan (the “Carry Over Annual Operating Budget”) and the Members shall only be obligated to fund Additional Cash Contributions for such Fiscal Year equal to the product of (A) the Carry-Over Budget Ratio and (B) the projected Additional Cash Contributions for such Fiscal Year as set forth in the Company’s most recently approved Business Plan; and
     (ii) notwithstanding the provisions of Section 9.03, without the approval of MTVN Sub, RN Sub shall have until March 15 of such Fiscal Year, at its option, to cause the Company to adopt a RN Annual Operating Budget (in lieu of the Carry-Over Annual Operating Budget) to be funded by RN Sub by a Budget Loan on terms set forth in Section 9.07(e); provided that in the event that the Company generates operating losses during such Fiscal Year which exceed the amount projected under the applicable Carry-Over Annual Operating Budget had it been implemented, RN Sub shall be required to contribute (without dilution of MTVN Sub) an amount to the Company sufficient to satisfy the Company’s operating losses for such Fiscal Year in excess of the losses projected under the applicable Carry-Over Annual Operating Budget had it been implemented, not to exceed in the aggregate the Liability Cap for such Fiscal Year.
          (d) Any Additional Cash Contributions to be funded pursuant to Section 9.07(c)(i) shall be funded in accordance with Section 4.04 and be subject to Section 4.05.

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (e) Any Budget Loan shall (i) have a term ending on the later of (y) the sixth anniversary of the Effective Date or (z) the second anniversary of the date of such Budget Loan, (ii) be in a principal amount not to exceed $[ * ] annually, (iii) be in a principal amount that, when added to the aggregate outstanding principal amounts of all other then outstanding Capital Loans and Budget Loans, does not exceed the Aggregate Loan Cap, (iv) bear interest at a rate equal to the Budget Loan Interest Rate and such, interest shall be solely “pay-in-kind” and shall be added to the principal amount annually and (v) be evidenced solely by a promissory note in the form of Exhibit C.
          (f) MTVN Sub shall have the right to participate in any such Budget Loan on a pro rata basis and on the same terms and conditions applicable to RN Sub. RN Sub shall provide written notice to MTVN Sub setting forth the proposed interest rate and principal amount for the Budget Loan, and within six (6) Business Days after receipt of such notice, MTVN Sub shall provide written notice to RN Sub stating whether MTVN Sub elects to fund its pro rata share thereof. Any Budget Loan shall be funded within five (5) Business days after the date of MTVN Sub’s notice.
          SECTION 9.08. Impasse. (a) If (i) for two consecutive Fiscal Years, (y) there has been a Budget Approval Failure and (z) any of the Impasse Financial Tests as set forth in Section 9.08(d) below have not been met or (ii) an impasse has occurred pursuant to Section 9.07(b)(i), (in each case, an “Impasse”) then any Member may at any time provide written notice to the other Member that an Impasse exists.
          (b) Within 10 days of the receipt of such notice of Impasse by the other Member, the Impasse shall be submitted to the Chief Executive Officers of MTVN Parent and RN Parent, who shall attempt in good faith to resolve such matter within 30 days, unless otherwise agreed by each Member.
          (c) If an Impasse has not been resolved by application of the provisions of Section 9.08(b), then at any time after January 1, 2011, RN Sub may deliver a Call Notice pursuant to Section 10.03(a) and MTVN Sub may deliver a Put Notice pursuant to Section 10.03(b).
          (d) The following financial tests (the “Impasse Financial Tests”) shall be applied in the determination of an Impasse pursuant to Section 9.08(a)(i). Each test shall be applied in respect of each of the two most recently completed Fiscal Years:
     (i) actual Revenue of the Company for such Fiscal Year as set forth in the audited financial statements of the Company is at least 75% of the projected Revenue as set forth in Financial Test Operating Budget applicable to such Fiscal Year;
     (ii) the difference of (x) the projected Fully Burdened Operating Profit/Loss as set forth in the Financial Test Operating Budget applicable to such Fiscal Year and (y) the actual Fully Burdened Operating Profit/Loss of the Company for such Fiscal Year calculated from the audited financial statements of the Company is no greater than 7.5% of the actual Revenue of the Company for

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

such Fiscal Year as set forth in the audited financial statements of the Company if such actual Revenue does not exceed $[ * ] or 5% of such actual Revenue if such actual Revenue exceeds $[ * ]; and
     (iii) the difference of (x) the projected Free Cash Flow as set forth in the Financial Test Operating Budget applicable to such Fiscal Year and (y) the actual Free Cash Flow of the Company for such Fiscal Year calculated from the audited financial statements of the Company is no greater than 7.5% of the actual Revenue of the Company for such Fiscal Year as set forth in the audited financial statements of the Company if such actual Revenue does not exceed $[ * ] or 5% of such actual Revenue if such actual Revenue exceeds $[ * ].
          SECTION 9.09. Officers. (a) Subject to Section 9.09(c), the Joint Committee may from time to time appoint (and subsequently remove) the officers and other individuals to act on behalf of the Company as “officers” or “agents” of the Company within the meaning of Section 18-407 of the Delaware Act to conduct the day-to-day management of the Company, within the limits established by this Agreement, the other Transaction Documents, the then-current Annual Operating Budget and any applicable employment agreement and with such other general or specific authority as the Joint Committee may specify.
          (b) The Company shall be managed on a stand-alone basis in a manner designed to maximize the long-term economic value of the Company. Decisions shall be taken in the primary interest of the Company, subject to the express terms of this Agreement, including Section 11.02, and the other Transaction Documents unless otherwise agreed by the Members.
          (c) The executive officers of the Company, each of whom shall be employees of the Company, shall include a General Manager (“GM”), a Chief Financial Officer (“CFO”), a Senior Marketing Executive and a Senior Programming Executive. The executive officers of the Company as of the Effective Date are set forth on Schedule 6. Successors to the initial GM shall be designated by RN Sub, subject to Section 9.09(f). The initial CFO, Senior Marketing Executive and the Senior Programming Executive, and their successors, shall each be designated by RN Sub, subject to approval by MTVN Sub.
          (d) The Joint Committee shall establish the compensation arrangements of the executive officers on an annual basis.
          (e) The GM, CFO, Senior Marketing Executive and the Senior Programming Executive may each be removed by the Joint Committee.
          (f) The GM shall tender his or her resignation if, at any date of determination, the Company has failed to meet any of the GM Financial Tests, and the

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

resignation shall be automatically accepted unless otherwise determined by the Joint Committee with Unanimous Approval in accordance 9.03. In the event the GM is so removed, the designation of the successor GM shall be subject to approval by MTVN Sub and shall not be subject to the provisions of this Section 9.09(f) for a period of two Fiscal Years from the date of his or her appointment as GM. The following financial tests shall constitute the “GM Financial Tests” and the satisfaction or non-satisfaction of each test shall be determined 30 days after the end of each fiscal quarter in respect of the period consisting of the four most recently completed fiscal quarters (ignoring the Stub Period):
     (i) actual aggregate Revenue of the Company for such four-quarter period as set forth in the quarterly financial statements of the Company for such four-quarter period is at least 75% of the projected aggregate Revenue as set forth in Financial Test Operating Budget(s) applicable to such four-quarter period;
     (ii) the difference of (x) the projected aggregate Fully Burdened Operating Profit/Loss as set forth in the Financial Test Operating Budget(s) applicable to such four-quarter period and (y) the actual aggregate Fully Burdened Operating Profit/Loss of the Company for such four-quarter period calculated from the quarterly financial statements of the Company for such four-quarter period is no greater than 7.5% of the actual aggregate Revenue of the Company for such four-quarter period as set forth in the quarterly financial statements of the Company for such four-quarter period if such actual aggregate Revenue does not exceed $[ * ] or 5% of such actual aggregate Revenue if such actual aggregate Revenue exceeds $[ * ]; and
     (iii) the difference of (x) the projected aggregate Free Cash Flow as set forth in the Financial Test Operating Budget(s) applicable to such four-quarter period and (y) the actual aggregate Free Cash Flow of the Company for such four-quarter period calculated from the quarterly financial statements of the Company for such four-quarter period is no greater than 7.5% of the actual aggregate Revenue of the Company for such four-quarter period as set forth in the quarterly financial statements of the Company for such four-quarter period if such actual aggregate Revenue does not exceed $[ * ] or 5% of such actual aggregate Revenue if such actual aggregate Revenue exceeds $[ * ].
          (g) The GM shall manage and control the business and affairs of the Company, subject to the requirement to obtain Joint Committee Approval, Unanimous Approval and Contract Party Approval (as applicable), report to the Joint Committee and be responsible for hiring and removing all members of the senior management of the Company (other than as provided for in this Article IX).

[ * ]   designates portions of this document that have been omitted pursuant to a request for confidential treatment filed separately with the Commission.

          (h) Subject to Section 9.09(b), the GM shall report directly to a named executive of RN Sub (the “RN Executive”). The RN Executive shall be designated by, and may be replaced from time to time by, the Chief Executive Officer of RN Sub. RN Sub shall immediately notify MTVN Sub of any change in the identity of the RN Executive.
          (i) The CFO shall report to the GM and shall be primarily responsible for accounting and financial reporting matters of the Company. The Senior Marketing Executive shall report to the GM and shall be the most senior executive of the Company primarily responsible for marketing activities of the Company. The Senior Programming Executive shall report to the GM and shall be the most senior executive of the Company primarily responsible for programming activities of the Company.
ARTICLE X
Transfers of Interests
          SECTION 10.01. Restrictions on Transfers. (a) Except as expressly provided for by this Article X, no Member shall Transfer all or any part of its or its subsidiaries’ Interests, or any right pertaining thereto, including the right to receive capital, profits or distributions of the Company pursuant thereto. To the fullest extent permitted by law, any Transfer in violation of this Agreement shall be null and void.
          (b) Except as expressly provided for in this Article X, at all times, a Member must be wholly owned (directly or indirectly) by its Parent. Subject to Section 10.02(b), if at any time a Member ceases to be wholly owned (directly or indirectly) by its Parent, then such Person shall automatically cease to be a Member and shall cease to have any rights hereunder and all Interests held by such Person shall be deemed to be automatically Transferred to such Parent or to another wholly owned direct or indirect subsidiary of such Parent designated by such Parent, which subsidiary shall execute and deliver an Adoption Agreement in the form of Exhibit A. Upon such Transfer, such Parent or subsidiary shall be substituted for such Member for all purposes hereof. Notwithstanding anything to the contrary set forth herein, but subject to Section 10.03(e), the restrictions on Transfer set forth in this Section 10.01 shall not prohibit any Sale Transaction; provided, that the ultimate parent entity of a Member following such Sale Transaction shall be substituted as the “Parent” of such Member for all purposes hereof, shall execute and deliver an Adoption Agreement in the form of Exhibit A, and such Member shall continue to have all the rights and obligations of a “Member” hereunder (it being agreed that if such Member continues to be an affiliate of MTVN Parent or RN Parent then such ultimate parent entity shall continue to mean MTVN Parent or RN Parent, as the case may be).
          (c) It shall be a condition to any Transfer not prohibited by this Article X that such Transfer shall comply with the provisions of the Securities Act and applicable state securities laws. Until the Transfer of any Interest has been registered under the Securities Act, such Interest may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.
          (d) It shall be a condition to any Transfer not prohibited by this Article X that no applicable law or judgment issued by any governmental entity which would prohibit such Transfer shall be in effect, and all consents of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary for the consummation of such Transfer shall have been obtained or filed or shall have occurred, and each Member agrees to cooperate with the other Member to provide such information and make such filings as shall be necessary to satisfy as promptly as practicable the foregoing conditions in connection with a proposed Transfer.
          (e) Notwithstanding anything to the contrary contained herein, no Member shall Transfer any portion of such Member’s Interest if such Transfer could reasonably cause the Company to be treated as a “publicly traded partnership” taxable as a corporation within the meaning of Section 7704 of the Code, as determined by the Joint Committee with Unanimous Approval in accordance with Section 9.03, or as determined by the Tax Matters Member in situations governed by Section 7.04(a).
          SECTION 10.02. Permitted Transfers. (a) The following Transfers shall be permitted at any time from time to time:
     (i) any Transfer by a Member of its Interests to a wholly owned direct or indirect subsidiary of such Member’s Parent, subject to the provisions of Section 3.02; and
     (ii) any Transfer by a Member with the prior written consent of the other Member.
          (b) At any time after the fifth anniversary of the Effective Date (the period from the Effective Date to such fifth anniversary, the “Restricted Period”), (i) any Member may Transfer all but not less than all its and its Affiliates’ Interests to any other Person and (ii) the Parent of a Member may Transfer all but not less than all its capital stock, voting securities, equity interests and Equity Rights in all but not less than all Members for which it is the Parent to any other Person, in each case, subject to the provisions of this Article X; provided, that, all references in this Agreement to such Transferring Member (whether RN Sub or MTVN Sub) or Transferring Parent shall thereafter be deemed to be references to the applicable Transferee Member or Transferee Parent; provided, further that any Transferee shall have all rights and obligations of the Transferor under this Agreement, including for the avoidance of doubt, Article IX and the Put/Call provisions of Section 10.03 and the Tag-Along provisions of Section 10.04 and the Drag-Along/Right of First Refusal provisions of Section 10.05 to the same extent as the Transferor; provided, further, that if the Transferor is RN Parent or an Affiliate of RN Parent and the Transferee is not an Affiliate of RN Parent then thereafter all of the consideration in respect of any Put Notice shall be cash without regard to the Cash Cap and the provisions of Section 10.03(g)(vi) relating to Adjusted RN Parent Enterprise Value shall cease to be applicable. Notwithstanding any other provision in this Section

10.02(b), at any time after the Restricted Period, any Member may, in one or more transactions, transfer economic participations in an aggregate of less than 50% of such Member’s and its Affiliates’ beneficial economic rights under this Agreement (the “Beneficial Economic Rights”) to one or more Persons, and the transfer of such Beneficial Economic Rights in accordance with this sentence shall not be deemed a Transfer of such Member’s or its Affiliates’ Interests or rights or obligations under this Agreement, nor will such transfer trigger any of the put, call, drag-along or tag-along rights hereunder; provided, that (x) no such transferee shall receive any legal or equitable rights under this Agreement nor shall any such transferee be an express or implied third party beneficiary of this Agreement and any such transferee shall look solely to the transferor to enforce its rights pursuant to such grant; (y) the transferor shall remain fully liable for all its obligations under this Agreement; and (z) the transferor shall notify each other Member of any such transfer and the identity of the transferee no later than 30 days prior to such transfer.
          SECTION 10.03. Put/Call Right. (a) (i) During the 30-day period beginning on January 1 of each of 2013, 2014 and 2015 and every two years thereafter, if MTVN Sub has not issued a Put Notice pursuant to Section 10.03(b) or (ii) at any time after January 1, 2011, if an Impasse in accordance with Section 9.08(c) shall have occurred, then RN Sub may deliver to MTVN Sub a written notice stating that RN Sub is willing to buy all of the Interests held by MTVN Sub and its Affiliates (the “Call Notice”). If RN Sub delivers a Call Notice, RN Sub shall be obligated to purchase (directly or through any Affiliate of RN Sub) and MTVN Sub shall be obligated to sell all of its and its Affiliates’ Interests, at an amount (the “Call Price”) equal to the greater of (x) the product of the aggregate Participation Percentage of MTVN Sub’s and its Affiliate’s Interests and the Appraised Value and (y) the original principal amount of the MTVN Note (the “MTVN Note Value”).
          (b) (i) During the 30-day period beginning on September 1 of the each of 2012, 2013 and 2014 and every two years thereafter, (ii) if, without the prior written consent of MTVN Sub, (A) RN Parent announces any Extraordinary Transaction during the period from August 1 of any such year to October 1 of any of 2012, 2013 and 2014 and every two years thereafter, then during the thirty (30) day period following such announcement (an “Extended Put Notice Period”) or (B) RN Parent announces any Extraordinary Transaction during an Extended Put Notice Period, then during the thirty (30) day period following such subsequent announcement, in each case, in addition to and without limiting MTVN Sub’s rights during the period specified in clause (i) above, or (iii) at any time after January 1, 2011, if an Impasse in accordance with Section 9.08(c) shall have occurred, in the case of each of the foregoing clauses (i), (ii) and (iii), MTVN Sub may deliver to RN Sub a written notice stating that MTVN Sub is willing to sell to RN Sub all of the Interests held by MTVN Sub and its Affiliates (the “Put Notice”). If MTVN Sub delivers a Put Notice, RN Sub shall be obligated to purchase (directly or through any Affiliate of RN Sub) and MTVN Sub shall be obligated to sell all of its and its Affiliates’ Interests at a price equal to the Put Price. The “Put Price” means, (x) in the case of a Put Notice pursuant to clause (i) or clause (ii) of the first sentence of this Section 10.03(b), the MTVN Preferred Return Portion with respect to the Appraised Value and (y) in the case of a Put Notice pursuant to clause (iii) above, the product of the

Participation Percentage of MTVN Sub’s and its Affiliates’ Interests and the Appraised Value.
          (c) In the event (i) a Call Notice is delivered, MTVN Sub may elect to receive as consideration any combination of cash and RN Parent Equity, subject, in the case of RN Parent Equity, to Section 10.03(f). MTVN Sub shall deliver written notice to RN Sub of its election of consideration (as a percentage of the total consideration) no later than six (6) Business Days after the delivery of the Call Notice.
          (d) In the event a Put Notice is delivered, RN Sub (or the purchasing RN Sub Affiliate) shall provide, in its discretion, as consideration any combination of cash or RN Parent Equity, subject, in the case of RN Parent Equity, to Section 10.03(e) and Section 10.03(f); provided that RN Sub (or the purchasing RN Sub Affiliate) shall not provide nor shall it be required to provide as consideration a number of shares of RN Parent Equity in excess of the Stock Cap or an amount of cash in excess of the Cash Cap; provided, further, that if the Put Price exceeds the sum of the Cash Cap and the Stock Cap then, subject to Section 10.03(e) and Section 10.03(f), RN Sub (or the purchasing RN Sub Affiliate) shall be obligated to provide cash in the amount of the Cash Cap and RN Parent Equity in the amount of the Stock Cap and the remainder shall be in the form of subordinated debt of RN Sub on market terms determined by an Investment Bank selected by RN Sub. In making such determination the Investment Bank shall consider (A) market conditions for issuers similar to RN Parent and securities similar to those being issued, (B) the actual/estimated credit rating of RN Parent after giving effect to such issuance and the debt security being issued, (C) the interest rate environment and credit spreads for similarly issued securities, (F) the current and projected leverage of RN Parent after giving effect to such issuance and (G) the interest rate, covenants and other provisions of a comparable security marketed by RN Parent to a third party and priced at par. RN Sub shall deliver written notice to MTVN Sub of its election of consideration (as a percentage of the total consideration) no later than six (6) Business Days after the delivery of the Put Notice. As used herein “Cash Cap” means the sum of (y) $100 million plus (z) 50% of the amount by which the unrestricted cash and Cash Equivalents on hand of RN Parent (as determined on the day before delivery of the Put Notice) exceeds $150 million (before giving effect to any deduction of the $100 million referred to in (y) above). For the avoidance of doubt, if the unrestricted cash and Cash Equivalents on hand of RN Parent on the day before delivery of the Put Notice is $250 million, the Cash Cap shall mean $150 million.
          (e) In the event that (x) a Change of Control of RN Parent, (y) sale of substantially all assets of the RN Sub Music Group or (z) any action or transaction that would result in the Common Stock ceasing to be listed on NASDAQ without a concurrent listing on the New York Stock Exchange or the American Stock Exchange, is

approved, announced or consummated, RN Sub shall thereafter be obligated to offer all of the consideration for any Put Notice (whether delivered before or after such approval, announcement or consummation) in the form of cash without regard to the Cash Cap.
          (f) In the event that any portion of the consideration to be provided pursuant to a Call Notice or a Put Notice is in the form of RN Parent Equity, (i) the number of shares of Common Stock that RN Sub shall be required to deliver to MTVN Sub shall be limited such that MTVN Sub’s holdings of outstanding shares of Common Stock immediately following the transaction shall account for less than 20% of the outstanding shares of Common Stock immediately prior to the transaction and (ii) if the number of shares of Common Stock that would otherwise be delivered to MTVN Sub would exceed 15% of the total shares of Common Stock outstanding after giving effect to the transaction, then RN Sub shall be entitled to deliver any such excess shares in the form of Non-Voting Equity (the foregoing clauses (i) and (ii), collectively, the “Stock Cap”). The number of the shares of RN Parent Equity to be delivered by RN Sub shall be equal to (A) the dollar amount of RN Parent Equity to be delivered, divided by (B) the Volume Weighted Average Price of the Common Stock over the 30 trading-day period ending immediately prior to the date of the Put/Call Closing (the “Pricing Period”); provided further that, if an Extraordinary Transaction is publicly disclosed during such Pricing Period, the Pricing Period and the Put/Call Closing shall be delayed as necessary to in order to ensure that such Volume Weighted Average Price reflects the effects of such Extraordinary Transaction.
          (g) In the event a Call Notice or Put Notice is delivered, the Members shall attempt to mutually agree on the appraised value of 100% of the Interests in the Company (the “Appraised Value”). If the Members are unable to reach agreement within 30 days from the date of such Call Notice or Put Notice, as applicable, then each Member shall retain within 21 days thereafter an appraiser to determine the Appraised Value and shall notify the other Member in writing of its selection.
     (i) If either Member fails to notify the other Member of its selection within such 21-day period, the sole appraiser selected shall make the determination and such determination shall be referred to as the Appraised Value and shall be final for purposes hereof. If each Member so notifies the other Member, then each Member, in consultation with its appraiser, shall, simultaneously with the other Member, submit its determination of the Appraised Value (the “Initial Appraised Value”) in writing to such other Member within 45 days from the date of the selection of such appraisers. If the determinations of Initial Appraised Value by the appraisers vary by 10% or less from the average of such two determinations, the Appraised Value shall be the average of the two determinations. If such determinations vary by more than 10% from the average of such two determinations, then five (5) Business Days later, the Members shall simultaneously exchange their adjusted proposal for the Appraised Value (the “Adjusted Proposed Appraised Value”). If the Adjusted Proposed Appraised Values vary by less than 10% from the average of the two Adjusted Proposed Appraised Values, the Appraised Value shall be the average of the Adjusted Proposed Appraised Values. If the Adjusted Proposed Appraised Values vary by more than 10% from the average of the two Adjusted Proposed Appraised Values, then five (5) Business Days later, Members shall select a third appraiser (the “Third Appraiser”) by simultaneously exchanging lists of five Investment Banks that have experience valuing businesses similar to the Company and that did not participate in the determination of any Initial Appraised Value. The lists shall rank the Investment Banks from one to five in order of sequential preference. If such lists contain one or more common names, the Investment Bank with the lowest combined preferential ranking (the sum of the sequential preference from each list) shall be the Third Appraiser. If two or more proposed Investment Banks have identical combined preferential rankings, the Third Appraiser shall be selected based on the proposed appraiser with the identical lowest combined preferential ranking by coin flip, lottery, or other random means. If such lists contain no common name, the Members shall immediately request that the two appraisers chosen by each Member select the Third Appraiser from among the two highest ranked Investment Banks on each Member’s list, or if the appraisers are unable to agree, then the Members shall request that New York office of JAMS select the Third Appraiser. If the Investment Bank initially selected to be the Third Appraiser is unwilling or unable to serve as the Third Appraiser (or unwilling to serve for a reasonable fee), then the Third Appraiser shall be selected using the foregoing process but as if such initially selected Investment Bank had not been proposed by either Member. Within 45 days from the date of its selection as such, the Third Appraiser shall select the Adjusted Proposed Appraised Value that it believes is closest to the fair market value of such interests and notify each Member of such determination of the Appraised Value.
     (ii) In determining the Appraised Value, the appraisers shall not apply any minority or liquidity discount and shall not apply any synergy premium, but shall assume an open market sale of 100% of the Company to a third party and shall utilize one or more of the following valuation methods: (w) analysis of discounted cash flow, (x) publicly-traded comparable company multiples, (y) comparable precedent transaction multiples and (z) other accepted valuation methods for businesses similar to the Company at the time of the appraisal.
     (iii) In determining the Appraised Value, the appraisers shall be required to consider the actual historical results of the Company and projections included in the most recently approved Business Plan as the primary source of financial projections for the Company, while also giving due consideration to other information submitted by the Members.
     (iv) In determining the Appraised Value, the appraisers (v) shall determine the fair market value as of the most recently ended fiscal quarter (the “Valuation Date”), (w) shall assume that the Company will continue to operate in the normal course of business after consummation of the Put/Call Closing, (x) shall not attribute any additional cost or loss of value to RN Parent’s ability after the Valuation Date to raise prices for, or RN Parent’s or the Company’s ability to terminate its provision of, services pursuant to the RN License and Services Agreement (and the Company’s resulting need to obtain replacement services), but instead shall assume that the Company will continue to have the right to purchase services from RN Parent pursuant to the RN License and Services Agreement on the terms most recently in effect between the parties as of the Valuation Date provided that with respect to an Appraised Value in connection with the exercise of the Put or Call in 2012 or 2013, such terms shall be those most recently in effect, regardless of what other terms may have been agreed but have not yet taken effect, (y) shall exclude all business and operations taxes of the State of Washington applicable to services provided or to be provided by RN Parent to the Company pursuant to the RN License and Services Agreement, (z) shall also give consideration to the values the assets might bring in an open market sale, (aa) shall include any remaining monies due under the MTVN Note as a funding source for the Company’s purchase of advertising from MTVN and (bb) shall increase the total dollar value of their appraisals by the excess (if any) of $20 million over the value assigned to the Company’s international digital radio business.
     (v) In determining the Appraised Value, the appraisers shall assume that the parent company of the Company is converted from a tax partnership to a stand-alone taxable “C-corporation” pursuant to a tax-free incorporation transaction at the time the Call Notice or Put Notice is delivered (“Deemed Incorporation”). Accordingly, the financial projections shall be adjusted by the appraiser in consultation with management of the Company to reflect the expected future tax burden associated with the Company being a C-corporation, the expected future tax benefit of various deductions and future net operating losses and the resulting Appraised Value should reflect the impact of these adjustments. In addition, for purposes of calculating the potential future tax burden of the Company, the assumed tax basis of the assets of the Company shall be equal to the tax basis of the Company’s assets immediately prior to the Deemed Incorporation.
     (vi) For so long as the Common Stock is listed on NASDAQ, the New York Stock Exchange or the American Stock Exchange, absent extraordinary circumstances, (A) in the case of a Put Notice, the Appraised Value minus the MTVN Preferred Return Portion with respect to the Appraised Value shall not exceed the Adjusted RN Parent Enterprise Value at the date of delivery of the Put Notice and (B) in the case of a Call Notice, the product of (x) the aggregate Participation Percentage of RN Sub’s and its Affiliates’ Interests and (y) the Appraised Value, shall not exceed the Adjusted RN Parent Enterprise Value at the date of delivery of the Call Notice. If such portion of the Appraised Value exceeds the applicable limit set forth in clause (A) or (B) above, the Appraised Value shall be reduced to the extent necessary to comply with the applicable limit.
     (vii) The determination of the Appraised Value in accordance with the foregoing procedure shall be final and binding on the Members and shall be the Appraised Value.

          (h) A Transfer pursuant to this Section 10.03 shall be consummated at a closing (the “Put/Call Closing”), at the offices of the Company, within 45 days of notice pursuant to Section 10.03(g) of the Appraised Value; provided that such period shall be extended for such additional periods as shall be necessary to obtain any requisite governmental or regulatory approvals. At the Put/Call Closing (the date and time of which shall be designated by RN Sub and provided to MTVN Sub in writing at least seven days prior thereto), (i) RN Sub shall pay MTVN Sub the Call Price or Put Price being sold in the Call Notice or Put Notice, as applicable, together with interest on such amount accrued at the Budget Loan Interest Rate from the Valuation Date to the date of the Put/Call Closing, in the form(s) of consideration required pursuant to this Section 10.03 and (ii) MTVN Sub shall deliver an assignment of its and its Affiliates’ Interests duly executed by MTVN Sub and its applicable Affiliates, free and clear of any Liens. Any cash consideration shall be paid by wire transfer of immediately available funds to the account specified by MTVN Sub. RN Parent hereby represents and warrants that any shares of RN Parent Equity issued to MTVN Sub and its Affiliates shall be duly authorized, validly issued, fully paid and nonassessable, and shall be listed on NASDAQ, the New York Stock Exchange or the American Stock Exchange. RN Parent and its Board of Directors shall take all actions, including the adoption of any resolutions, as may be necessary to ensure that any “shareholder rights plan” or similar takeover defense and anti-takeover statutes are inapplicable to such issuance of shares of RN Parent Equity, including that none of MTVN Sub or its Affiliates (including for purposes of this sentence only, Viacom Inc. and its affiliates) will be subject to Section 23B.19 et. seq. of the Washington Business Corporation Act (including any restriction on “significant business transactions” with RN Parent under Section 23B.19.40 of the Washington Business Corporation Act) or any successor statute with respect to or as a result of such issuance of shares of RN Parent Equity. Concurrent with the delivery of any RN Parent Equity to MTVN Sub and its Affiliates, the Stockholder Agreement shall become effective.
          SECTION 10.04. Tag-Along Right. (a) At any time and from time to time following the Restricted Period, if RN Sub or any of its Affiliates seeks to Transfer in any transaction or series of related transactions all of the Interests of RN Sub and its Affiliates (including an indirect Transfer through the Transfer of a Member as permitted by Section 10.02(b)(ii)), RN Sub shall provide written notice (the “Tag-Along Notice”) to MTVN Sub of the identity of the prospective Transferee, the purchase price, the terms of the prospective Transferee’s financing (if any and if known), the anticipated date of closing of the proposed Transfer and any other material terms and conditions of the Transfer (the “Tag-Along Terms”).
          (b) Upon receipt of a Tag-Along Notice, MTVN Sub shall have the right to Transfer all of its and its Affiliates’ Interests in such proposed Transfer on the Tag-Along Terms, exercisable by delivering written notice to RN Sub within 10 Business Days from the date of receipt of the Tag-Along Notice. The right of MTVN Sub pursuant to this Section 10.04(b) shall terminate with respect to that proposed Transfer if not exercised within such 10-Business Day period.

          (c) Following the expiration of the 10-Business Day period referred to in Section 10.04(b), if MTVN Sub shall have exercised its right to participate in such Transfer pursuant to Section 10.04(b), MTVN Sub shall then be entitled and obligated to sell to the prospective Transferee such all of its and its Affiliates’ Interests on the Tag-Along Terms. All consideration received by RN Sub, MTVN Sub and their respective Affiliates shall be determined in accordance with Section 10.04(f). MTVN Sub shall be subject, on a several and not a joint basis, to the same representations and warranties (but only to its knowledge with respect to matters relating to the Company, it being agreed that the associated indemnity obligation shall be the same as that of RN Sub), covenants, indemnities (in any event not to exceed the value of consideration to be received by MTVN Sub and its Affiliates), holdback and escrow provisions, if any, and any similar components of the Tag-Along Terms to which RN Sub is subject and which have been disclosed as part of the Tag-Along Notice; provided, however, that neither MTVN Sub nor MTVN Parent nor any of their respective Affiliates shall be required to be subject to any non-competes, exclusivities or other restrictions on, or agreements relating to, the businesses of MTVN Parent or any of its Affiliates, other than the restrictions set forth in Section 2.08 (or a subset thereof), which may continue to bind MTVN Parent for a reasonable period, not to exceed five (5) years, following the closing of the Transfer, as disclosed as part of the Tag-Along Notice. Each party shall bear its own expenses in connection with a Transfer pursuant to this Section 10.04.
          (d) At the closing of the proposed Transfer (which date, place and time shall be designated by RN Sub and provided to MTVN Sub, if MTVN Sub participates in such Transfer pursuant to Section 10.04(b), in writing at least seven days prior thereto), MTVN Sub shall deliver an assignment agreement Transferring all of its and its Affiliates’ Interests, duly executed by MTVN Sub and its applicable Affiliates, free and clear of any Liens, against delivery of the purchase price therefor.
          (e) In the event that, following delivery of a Tag-Along Notice, the 10-Business Day period set forth in Section 10.04(b) shall have expired without any exercise of the rights under Section 10.04(b) by MTVN Sub, RN Sub shall have the right, during the 130-day period following the expiration of such 10-Business Day period, to Transfer to the prospective Transferee the offered Interests on the Tag-Along Terms, provided, that all consideration received by RN Sub and its Affiliates shall be determined in accordance with Section 10.04(f). In the event that RN Sub shall not have consummated such Transfer within such 130-day period, any subsequent Transfer of the Interests shall once again be subject to the terms of this Section 10.04.
          (f) MTVN Sub shall be entitled to receive the MTVN Preferred Return Portion with respect to the aggregate value of all consideration payable to MTVN Sub, RN Sub and their respective Affiliates in connection with all Transfers pursuant to this Section 10.04 in accordance with the preferred returns set forth in the definition of MTVN Preferred Return Portion.
          SECTION 10.05. Drag-Along Right/Right of First Refusal. (a) At any time following the Restricted Period, in the event that RN Sub shall have entered into an agreement with any Person or Persons (such Person, a “Drag-Along Purchaser”)

regarding the sale of all of its and its Affiliates’ Interests (including the Transfer of a Member by a Parent as permitted in Section 10.02(b)(ii)) RN Sub shall be entitled, at its option, to require MTVN Sub to include all of its and its Affiliates’ Interests in such sale (the “Drag-Along Right”). The Drag-Along Right shall be exercised by written notice (the “Drag-Along Notice”) to MTVN Sub, at least 30 days prior to signing of the proposed sale, of the identity of the Drag-Along Purchaser, the consideration offered for RN Sub’s and its Affiliates’ Interests (the “Drag-Along Price”), the terms of the Drag-Along Purchaser’s financing (if any and if known), the anticipated date of closing of the proposed Transfer and any other material terms and conditions of the proposed sale (the “Drag-Along Terms”).
          (b) Upon receipt of the Drag-Along Notice, MTVN Sub shall have the right to purchase and RN Sub shall be obligated to sell all of its and its Affiliates’ Interests at the Drag-Along Price and on the Drag-Along Terms (the “Right of First Refusal”), it being agreed that if any portion of the Drag-Along Price includes non-cash consideration, MTVN Sub may substitute cash or MTVN Parent stock or debt. The Right of First Refusal shall be exercised by written notice to RN Sub within 10 Business Days after receipt of the Drag-Along Notice. The Right of First Refusal shall terminate if not exercised within such 10-Business Day period.
          (c) In the event that the Right of First Refusal is exercised pursuant to Section 10.05(b), at the closing of such Transfer (which date, place and time shall be designated by MTVN Sub and provided to RN Sub in writing at least seven days prior thereto; provided that such date shall be no later than the date of closing proposed in the Drag-Along Terms (subject to reasonable extension for regulatory filings)), RN Sub shall deliver an assignment agreement Transferring its and its Affiliates’ Interests, duly executed by RN Sub and its applicable Affiliates, free and clear of any Liens, against delivery of the purchase price therefor.
          (d) In the event the Right of First Refusal is terminated pursuant to Section 10.05(b), MTVN Sub shall be obligated to sell all of its and its Affiliates’ Interests to the Drag-Along Purchaser on the Drag-Along Terms at a price equal to the greater of (i) the product of (x) the ratio of the Participation Percentage of MTVN Sub’s Interests over the Participation Percentage of RN Sub’s Interest and (y) the Drag-Along Price and (ii) the MTVN Note Value; provided, that (A) if (1) the consideration offered to MTVN Sub by the Drag-Along Purchaser is not Liquid, (2) such consideration would, in the reasonable judgment of MTVN Sub (to be confirmed by MTVN Sub’s outside counsel if so requested by RN Sub), cause MTVN Sub, MTVN Parent or any of their respective Affiliates to be subject to any statute, law, ordinance, rule or regulation promulgated by any Governmental Entity (as defined in the Transaction, Contribution and Purchase Agreement) (other than securities laws) that would not otherwise restrict such Persons or (3) the exercise of such Drag-Along Right is related to a transaction or series of transactions involving a Change of Control of RN Parent, then MTVN Sub shall be entitled to elect to receive 100% of the consideration in the form of cash in an amount equal to the price determined as set forth above and (B) MTVN Sub, shall be subject, on a several and not a joint basis, to the same representations and warranties (but only to its knowledge with respect to matters relating to the Company, it being agreed that the associated indemnity obligation shall be the same as that of RN Sub), indemnities (in any event not to exceed the value of consideration to be received by MTVN Sub and its Affiliates), holdback and escrow provisions, if any, and any similar components of the Drag-Along Terms to which RN Sub is subject and which have been disclosed as part of the Drag-Along Notice to the extent known at the time of the giving such Drag-Along Notice, provided, however, that neither MTVN Sub nor MTVN Parent nor any of their respective Affiliates shall be subject to any non-competes, exclusivities or other restrictions on, or agreements relating to, the businesses of MTVN Parent or any of its Affiliates. MTVN Sub shall make its election as to form of consideration by written notice to RN Sub within 10 Business Days after receipt of the Drag-Along Notice. At the closing of such Transfer (which anticipated date, place and time shall be designated in the Drag-Along Terms), each of MTVN Sub and RN Sub shall deliver an assignment agreement Transferring all of its and its Affiliates’ respective Interests, duly executed by MTVN Sub or RN Sub and their respective applicable Affiliates, as applicable, free and clear of any Liens, against delivery of the respective purchase price therefor.
          (e) Each party shall bear its own expenses in connection with a Transfer pursuant to this Section 10.05.
ARTICLE XI
Limitation on Liability, Exculpation
          SECTION 11.01. Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company; provided, however, that the foregoing shall not alter any Member’s obligation to make Contributions pursuant to Article IV or Article IX when and to the extent the same shall become due pursuant thereto or any Member’s obligation to return funds wrongfully distributed to it. Notwithstanding the foregoing, nothing in this Article XI shall alter or reduce a current or former employee’s obligations or liabilities to the Company under any employment, non-compete, non-solicitation, or other agreement related to such Person’s current or former employment by the Company.
          SECTION 11.02. Exculpation of Covered Persons. (a) Except as expressly provided herein, to the fullest extent permitted by applicable law (including Section 18-1101 of the Delaware Act), no Covered Person shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Company or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company arising from, related to, or in connection with, this Agreement or the Company’s business or affairs, except for any losses, claims, damages or liabilities arising from such Covered Person’s fraud, bad faith, or wilful misconduct.
          (b) Whenever in this Agreement a Member or Member Representative is permitted or required to make decisions, such Member or Member Representative may make such decisions with regard to the interests of the Company or the interests of a Member and its Affiliates, as such Person may determine in its sole discretion, and such Person shall not be subject to any other or different standard (including any legal or equitable standard of fiduciary or other duty) imposed by this Agreement or any relevant provisions of law or in equity or otherwise. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Member or Member Representative otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Member or Member Representative.
          (c) Officers and employees of the Company shall be expected to perform their duties and make decisions in furtherance of the best interests of the Company, regardless of whether such officers or employees are designated by a particular Member. Such officers and employees shall be subject to (i) the same fiduciary duties of care and loyalty as are employees and officers of corporations under the law of the State of Delaware and (ii) notwithstanding the provisions of Section 11.02(a), liability for losses, claims, damages or liabilities arising from such person’s gross negligence in the performance of such duties (in addition to any liabilities arising from such person’s fraud, bad faith or wilful misconduct).
          (d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company, the Joint Committee or management of the Company by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.
          SECTION 11.03. Renunciation of Corporate Opportunities. (a) If any Member or any employee, officer, director, agent, stockholder, member, manager, partner or Affiliate of any of the foregoing (other than an employee or officer of the Company) acquires knowledge of a potential transaction or matter which may be a Corporate Opportunity or otherwise is then exploiting any Corporate Opportunity, the Company shall have no interest in such Corporate Opportunity and no expectancy that such Corporate Opportunity be offered to the Company, any such interest or expectancy being hereby renounced, so that, as a result of such renunciation, and for the avoidance of doubt, such Person (i) shall have no duty to communicate or present such Corporate Opportunity to the Company, (ii) shall have the right to hold any such Corporate Opportunity for its (and/or its officers’, directors’, agents’, stockholders’, members’, managers’, partners’ or Affiliates’) own account or to recommend, sell, assign or transfer such Corporate Opportunity to Persons other than the Company or any subsidiary of the Company and (iii) shall not breach any fiduciary or other duty to the Company, in such Person’s capacity as a Member or otherwise, by reason of the fact that such Person pursues or acquires such Corporate Opportunity for itself, directs, sells, assigns or transfers such Corporate Opportunity to another Person, or does not communicate information regarding such Corporate Opportunity to the Company.
          (b) Notwithstanding the provisions of this Section 11.03, the Company does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an employee or officer of the Company who is also a director, officer or employee of any Member or their respective Affiliates if such opportunity is expressly offered to such Person in his or her capacity as an employee or officer of the Company.
          (c) Except as otherwise expressly provided in any other agreement to which the Members may be a party, (i) the Members and their employees, officers, directors, agents, stockholders, members, managers, partners and Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including those that might be the same as or similar to the Company’s business or the business of any subsidiary of the Company, (ii) none of the Company, any subsidiary of the Company or any Person Beneficially Owning Interests shall have any right in or to such business activities or ventures or to receive or share in any income or proceeds derived therefrom and (iii) to the extent required by applicable law in order to effectuate the purpose of this Section 11.03, the Company shall have no interest or expectancy, and specifically renounces any interest or expectancy, in any such business activities or ventures.
          SECTION 11.04. Indemnification. (a) The Company shall, to the fullest extent permitted under the Delaware Act as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than said law permitted the Company to provide prior to such amendment), indemnify and hold harmless each Covered Person (and the Company shall be authorized with approval of the Joint Committee in accordance with Section 9.02(c) to indemnify any employee of the Company or any subsidiary of the Company) against all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines or penalties and amounts paid or to be paid in settlement) incurred or suffered by him or her arising from any threatened, pending or completed action, suit, investigation or proceeding relating to the Company’s business and affairs, except (i) for direct or derivative claims of the Company or any of its subsidiaries against such Covered Person or claims of a Member against such Covered Person or (ii) where such losses, claims, damages, liabilities or expenses resulted from the fraud, bad faith or wilful misconduct of such indemnified Person or a breach by such indemnified Person of the covenants and express obligations set forth in this Agreement or the representations, warranties, covenants or obligations set forth in any other Transaction Document. The right to indemnification conferred in this Agreement shall be a contract right and shall include the right to be paid by the Company, the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition, such advances to be paid by the Company within 20 days after the receipt by the Company of a statement or statements from the claimant requesting such advance or advances from time to time, subject to the Company’s receipt of a written undertaking of the indemnified Person to repay any such advances if it shall be finally judicially determined that such Person was not entitled to be indemnified by the Company in connection with such suit, investigation or proceeding.
          (b) The obligations of the Company under this Section 11.04 shall be satisfied solely out of and to the extent of the Company’s assets, and no Covered Person shall have any personal liability on account thereof.

          (c) The Company may maintain insurance, at its expense, to protect itself and any Member, Member Representative, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under the Delaware Act.
ARTICLE XII
Defaults; Withdrawal; Bankruptcy of a Member
          SECTION 12.01. Events of Default. (a) An “Event of Default” with respect to a Member shall include:
     (i) a Transfer by such Member of its Interests other than in accordance with this Agreement;
     (ii) a Contribution Default of such Member;
     (iii) the Bankruptcy of such Member or its Parent; and
     (iv) any material breach by such Member of a material provision of this Agreement that remains uncured for a period of 30 days after written notice from the Company or the other Member specifying in detail the nature of such breach.
          (b) Upon and during the continuance of an Event of Default with respect to a Member (a “Defaulting Member”), such Defaulting Member shall lose its rights to vote with respect to decisions requiring approval of the Joint Committee and its rights of Unanimous Approval pursuant to Section 9.03, other than (A) its right to approve amendments to this Agreement that would (x) impose new obligations or liabilities on such Defaulting Member or the Parent of such Defaulting Member or any of their Affiliates or (y) have a disproportionately adverse effect on the rights of such Defaulting Member under this Agreement relative to the effect of such amendment on the other Member and (B) its right to approve matters described in Section 10.01(e).
          (c) The rights and remedies referred to in this Section 12.01 shall be in addition to, and not in limitation of, any other rights or remedies available to any non-defaulting Member or the Company under this Agreement or at law or in equity.
          SECTION 12.02. Events of Withdrawal. Except as otherwise provided in this Agreement, no Member shall withdraw from the Company.
ARTICLE XIII
Dissolution and Termination
          SECTION 13.01. Dissolution. (a) The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 4.02.

          (b) Subject to Section 12.02, no Member shall withdraw from the Company and, to the fullest extent permitted by applicable law, no Member shall take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by applicable law, hereby waives any rights to take any such actions (or have such actions taken on its behalf) under applicable law, including any right to petition a court for judicial dissolution under Section 18-802 of the Delaware Act.
          (c) The Company shall be dissolved and its business wound up upon the earliest to occur of any one of the following events:
     (i) the sale or other disposition of all or substantially all the assets of the Company;
     (ii) at the time there are no Members;
     (iii) the written agreement of all the Members;
     (iv) the entry of a decree of judicial dissolution under Section 18-802 of the Delaware Act, in contravention of this Agreement;
     (v) the Bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member (in either case, the “Bankrupt Member”), unless RN Sub, if MTVN Sub is the Bankrupt Member, or MTVN Sub, if RN Sub is the Bankrupt Member, or each of RN Sub and MTVN Sub, if any other Member is the Bankrupt Member, agrees to continue the Company within 90 days of such Bankruptcy, insolvency or dissolution or unless each of the other Members agrees to continue the Company within 90 days of such Bankruptcy, insolvency or dissolution; and
     (vi) the end of the Term.
          SECTION 13.02. Winding Up of the Company. (a) Upon dissolution, the Company’s business shall be liquidated in an orderly manner. Members holding a majority of the Interests may approve one or more liquidation trustees to act as the liquidation trustee in carrying out such liquidation. In performing its duties, the liquidation trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Delaware Act and in any reasonable manner that the liquidation trustee shall determine to be in the best interest of the Members with the goal of maximizing the proceeds to the Members.
          (b) The proceeds of the liquidation of the Company shall be distributed in the following order and priority:
     first, to the creditors (including any Members or their respective Affiliates that are creditors) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidation trustee, reasonably necessary therefor); and
(i) second, to the Members on a pro rata basis.
(c) Upon liquidation, the License and Services Agreements shall be terminated.
          SECTION 13.03. Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Company to make a distribution of property in kind, subject to the priority set forth in Section 13.02, the liquidation trustee shall have the right to compel each Member to accept a distribution of any asset in kind, so long as the portion of such asset to be distributed is determined based upon the amount of cash that would be distributed to such Member if such property were sold for an amount of cash equal to the fair market value of such property, as determined by the liquidation trustee in good faith.
          SECTION 13.04. Claims of Members. No Member shall have a right to demand a return of any Contribution made pursuant to this Agreement or the Transaction Agreement.
          SECTION 13.05. Termination. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XIII and when permitted by this Agreement, and the certificate of formation of the Company shall have been canceled in the manner required by the Delaware Act.
ARTICLE XIV
Miscellaneous
          SECTION 14.01. Notices. Except as otherwise expressly provided in this Agreement, all notices, requests and other communications to any party hereunder shall be in writing (including a facsimile or similar writing) and shall be given to such party at the address or facsimile number set forth for such party in Schedule 7 hereto or as such party shall hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during a Business Day, at the beginning of the next such Business Day), (ii) if given by mail, five Business Days (or, (x) if by overnight courier, one Business Day, or (y) if to an address outside the United States, seven Business Days) after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered at the address specified pursuant to this Section 14.01.

          SECTION 14.02. No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of all the parties hereto and their successors and assigns, and their legal representatives. No Member may assign this Agreement or any of its rights, interests or obligations in connection with a Transfer of Interests hereunder except to the extent such rights, interests and obligations relate to Interests and the Transfer of such Interests is in accordance with this Agreement and is provided for or contemplated herein. Except as provided in Article XI, this Agreement is not intended to confer any rights or remedies hereunder upon, and shall not be enforceable by, any Person other than the parties hereto.
          SECTION 14.03. Waiver. No failure by any party to insist upon the strict performance of any covenant, agreement, term or condition of this Agreement or to exercise any right or remedy consequent upon a breach of such or any other covenant, agreement, term or condition shall operate as a waiver of such or any other covenant, agreement, term or condition of this Agreement. Any party by notice given in accordance with Section 14.01 may, but shall not be under any obligation to, waive any of its rights or conditions to its obligations hereunder, or any duty, obligation or covenant of any other party. No waiver shall affect or alter the remainder of this Agreement but each and every covenant, agreement, term and condition hereof shall continue in full force and effect with respect to any other then existing or subsequent breach. The rights and remedies provided by this Agreement are cumulative and the exercise of any one right or remedy by any party shall not preclude or waive its right to exercise any or all other rights or remedies.
          SECTION 14.04. Integration. This Agreement, the other Transaction Documents and all other written agreements contemporaneously entered into herewith by the parties constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith, and no covenant, representation or condition not expressed in this Agreement shall affect, or be effective to interpret, change or restrict, the express provisions of this Agreement.
          SECTION 14.05. Headings. The titles of Articles and Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.
          SECTION 14.06. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          SECTION 14.07. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid; provided, however, that in such case the Members shall endeavor to amend or modify this

Agreement to achieve to the extent reasonably practicable the purpose of the invalid provision.
          SECTION 14.08. Amendments and Modifications. Subject to Section 3.02(a), this Agreement may be amended or modified at anytime and from time to time with Unanimous Approval in accordance with Section 9.03 and subject to Section 12.01(b) and shall be set forth in a written instrument executed by each party to be bound (subject to Section 12.01(b)).
          SECTION 14.09. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.
          SECTION 14.10. Dispute Resolution. Any and all disputes arising out of or relating to any aspect of this Agreement shall be resolved pursuant the provisions set forth in Schedule 9.
          SECTION 14.11. Waiver of Jury Trial. Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement.
          SECTION 14.12. Confidentiality. Each Member expressly acknowledges that such Member may receive confidential and proprietary information relating to the Company, including information relating to the Company’s financial condition and business plans, and that the disclosure of such confidential information to a third party would cause irreparable injury to the Company. Except with the prior written consent of the Company, no Member shall disclose any such information to a third party (other than on a “need to know” basis to any Affiliate or any employee, agent, representative or contractor of such Member or its Affiliates), and each Member shall use reasonable efforts to preserve the confidentiality of such information. The obligations of a Member under this Section 14.12 shall survive the termination of this Agreement or cessation of a Member’s status as a Member for a period of two years. Information exchanged between Members shall be non-confidential unless exchanged pursuant to a separate confidentiality agreement executed between such Members. Notwithstanding the foregoing, a Member shall not be bound by the confidentiality obligations in this Section 14.12 with respect to any information that is currently or becomes (a) required to be disclosed by such Member pursuant to applicable law, including Federal or state securities laws, or a domestic national securities exchange rule (but in each case only to the extent of such requirement), (b) required to be disclosed in order to protect such Member’s Interests or enforce such Member’s rights under this Agreement (but in each case only to the extent of such requirement and only after consultation with the Company), (c) publicly known or available in the absence of any improper or unlawful action on the part of such Member or (d) known or available to such Member via legitimate means other than through or on behalf of the Company or the other Members.

          SECTION 14.13. Publicity. Neither the Company nor any Member shall issue any public release or make any press statement about the Company, its business or the other transactions contemplated thereby without the consent of each Member, except as otherwise required by applicable law or a domestic national securities exchange rule.
          SECTION 14.14. Absence of Presumption. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event of ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointed by such parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
          SECTION 14.15. Expenses. Each Member shall be responsible for its own expenses incurred in connection with this Agreement, other than reasonable out-of-pocket expenses of the Tax Matters Member pursuant to 7.03(c) which shall be borne by the Company.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

RealNetworks, Inc.,

By
/s/ ROBERT GLASER

Name: Robert Glaser
Title: Chief Executive Officer

RealNetworks Digital Music of California, Inc,

By
/s/ ROBERT GLASER

Name: Robert Glaser
Title: President & CEO

Viacom International Inc.,

By
/s/ MICHAEL D. FRICKLAS

Name: Michael D. Fricklas
Title: Executive Vice President, General Counsel and Secretary

DMS Holdco Inc.,

By
/s/ MICHAEL D. FRICKLAS

Name: Michael D. Fricklas
Title: Executive Vice President

SCHEDULE 9
DISPUTE RESOLUTION
Article I
Dispute Resolution. (a) Any and all disputes arising out of or relating to any provision of this Agreement, except as set forth in paragraph (g), shall be resolved exclusively pursuant to arbitration conducted in Seattle, Washington and administered by JAMS or any successor entity thereto (“JAMS”), in accordance with its Comprehensive Rules and Procedures (“JAMS Rules”) as modified by the provisions herein. The arbitration shall be conducted by a panel of three (3) arbitrators (the “panel”). Each party shall select one arbitrator (a “party arbitrator”) and the two party arbitrators shall select a third arbitrator, who will be the Chairperson. The persons considered for selection as arbitrators hereunder shall not be limited to persons identified by JAMS. All three arbitrators shall be neutral and independent of the appointing party. There shall be no ex parte communications with the party arbitrators after the first organizational meeting. The confidentiality of all proceedings related to any arbitration shall be strictly maintained, as shall the confidentiality of any documents, deposition testimony, or other information exchanged in relation to the arbitration proceedings (except as information may be required in any judicial proceeding brought to enforce these arbitration provisions or any award rendered hereunder).
(b) Without limiting the generality of paragraph (a), it is understood that this Article does not apply to any disputes concerning intellectual property rights, other than to disputes arising out of any express grant or license of any intellectual property rights owned or controlled by any of the parties to this Agreement and made or allegedly made to one another or to the Company pursuant to any of the transaction documents entered into in connection with the creation of the Company, including but not limited to disputes relating to the scope, nature or duration of such grant or license, whether there has been a grant or license of certain intellectual property rights, and/or the applicable terms, conditions, limitations, representations and warranties and indemnities relating to or arising from any such grant or license, all of which disputes, for the avoidance of doubt, shall be subject to arbitration pursuant to the terms hereof.
(c) Prior to commencing arbitration, a party shall deliver notice of the applicable dispute to the other parties and the parties shall meet and discuss possible resolution of such dispute. Within thirty (30) days of delivery of notice of a dispute, senior executives of the MTVN Music Group and RN Parent shall meet and attempt to negotiate a resolution. After notice and the expiration of such thirty (30) day period either party may commence arbitration.
(d) The panel shall be requested to use reasonable efforts to render its decision and award within six (6) months of the first organizational meeting. The panel shall allow reasonable discovery, relevant to the issues before it, subject to the goal of completing the proceedings within the specified time frame. Except with respect to custodial depositions, depositions shall be limited to a maximum total number of fifty hours for each party, except in extraordinary cases. The decision of the panel shall be final.

SCHEDULE 9
(e) The panel shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached. In rendering an award, the panel shall determine the rights and obligations of the parties according to the substantive laws of the State of Delaware and of the United States.
(f) The panel shall have the authority to grant any equitable or legal relief that would be available in any judicial proceeding instituted to resolve the disputed matter, including interim relief, but the panel shall not have the authority to grant any remedies the parties have waived in the Agreement or to award punitive or exemplary damages. The panel shall have the authority to award costs, including reasonable attorneys fees, of any arbitration.
(g) Each of the parties agrees that it will not bring any action relating to the interpretation, application or enforcement of the provisions of this Article or seeking emergency or temporary relief prior to appointment of the panel in any court other than a Federal or state court sitting in the State of Delaware, and the laws of the State of Delaware shall apply to any such action. With respect to any such action, each of the parties hereby consents to and submits itself and its property to the personal jurisdiction of any Federal or state court located in the State of Delaware. Each of the parties hereby waives any rights such party may have to personal service of a summons, complaint or other process in connection with such an action and agrees that service may be made by registered or certified mail addressed to such party and sent in accordance with the provisions of this Agreement. The parties acknowledge and agree that upon appointment of the panel, it shall have the exclusive authority to grant relief.
(h) The parties hereby also consent to the personal jurisdiction of any Federal or state court in the County of New York or in Seattle, Washington, for the purpose of confirming any award and entering judgment thereon. The parties hereby waive any and all objections that they may have as to jurisdiction or venue in any of such courts.